Exhibit 4.3

DATED THE 9TH DAY OF MAY 2008

Between

CREATIVE TECHNOLOGY CENTRE PTE LTD

as Vendor

And

HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED

as trustee of A-REIT

as HSBCIT

PUT AND CALL OPTION AGREEMENT

relating to

31 International Business Park

Creative Resource

Singapore 609921

THIS PUT AND CALL OPTION AGREEMENT (“Option Agreement”) is made on 9th May 2008

BETWEEN:

(1)	CREATIVE TECHNOLOGY CENTRE PTE LTD (the “Vendor”), a company incorporated in Singapore with its registered office at 31 International Business Park, Creative Resource, Singapore 609921; and

(2)	HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED, a company incorporated in Singapore with its registered office at 21 Collyer Quay, #14-01, HSBC Building, Singapore 049320, as trustee of A-REIT (defined below) (“HSBCIT”).

WHEREAS:

(A)	The Vendor is the owner of the Property (defined below), subject to the terms and conditions of the Building Agreement and JTC Lease (defined below) under which the Vendor holds its leasehold interest in relation to the Property.

(B)	The Vendor has agreed to sell the Property to HSBCIT and grant to HSBCIT the Call Option (defined below), and HSBCIT has agreed to purchase the Property from the Vendor and grant to the Vendor the Put Option (defined below), relating to the Property on the terms and subject to the conditions contained in this Option Agreement.

(C)	The Vendor is a wholly-owned subsidiary of Creative Technology Ltd, a company incorporated in Singapore.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Option Agreement and the Schedules, unless there is something in the subject or context inconsistent:

“A-REIT” means the Ascendas Real Estate Investment Trust, a real estate investment trust established under a Deed of Trust constituting A-REIT dated 9 October 2002 made between (1) Ascendas Funds Management (S) Limited (formerly known as Ascendas-MGM Funds Management Limited) as manager of A-REIT and (2) HSBC Institutional Trust Services (Singapore) Limited (formerly known as Bermuda Trust (Singapore) Limited) as trustee, as amended, modified, restated or supplemented, the units of which are listed on the main board of SGX-ST.

“A-REIT’s Appointed Valuers” means any of CB Richard Ellis Pte Ltd, Jones Lang Lasalle Property Consultants Pte Ltd, DTZ Debenham Tie Leung (South East Asia) Private Limited, Knight Frank Pte Ltd or Colliers International (Singapore) Pte Ltd.

“Building” means the building(s) and structure(s) comprised in the Property.

“Building Agreement” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Business Day” means a day (other than Saturdays, Sundays or gazetted public holidays) on which commercial banks are open for business in Singapore and “Business Days” shall be construed accordingly.

“Call Option” means the right for HSBCIT, subject to the terms and conditions of this Option Agreement, to accept the offer by the Vendor to sell the Property at the Purchase Price and on the Purchase Conditions;

“Call Option Notice” means the notice in the form set out in Schedule 1.

“Completion” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Completion Date” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Creative Technology Ltd’s Shareholders’ Approval” shall have the meaning ascribed to it in Clause 3.1.

“Due Diligence Condition” means the due diligence condition referred to in Clause 2.1.

“Further Term” means the further term of 30 years commencing from the expiry of Initial Term to be granted by JTC in favour of the Vendor under the JTC Lease.

“GST” means the goods and services tax (which includes any imposition, duty or levy) chargeable under the Goods and Services Tax Act (Cap. 117A) or any statutory modification or re-enactment thereof.

“Initial Term” means the leasehold term under the JTC Lease of 30 years commencing 16 December 1994.

“JTC” means Jurong Town Corporation, a body corporate incorporated under Jurong Town Corporation Act (Cap. 150) and having its head office at JTC Summit, 8 Jurong Town Hall Road, Singapore.

“JTC Approvals” means the approval of JTC to (i) the sale of the Property by the Vendor to HSBCIT; (ii) the lease of the Leased Premises by HSBCIT to the Vendor on Completion in accordance with the provisions of the Purchase Conditions and shall include the approvals of all competent authorities required by JTC, as a term of the JTC Approvals; and (iii) the sub-lease of the Leased Premises or any part thereof by the Vendor to a sub-tenant in accordance with the Lease.

“JTC Lease” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Lease” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Leased Premises” shall have the meaning ascribed to it in clause 1.1 of the Lease.

“Material Damage” shall have the meaning ascribed to it in Clause 8.3.

“Mechanical and Electrical Equipment” shall have the meaning ascribed to it in clause 1.1 of the Purchase Conditions.

“Options” means the Call Option and the Put Option, and “Option” means either of them.

“Option Exercise Period” means the period of five (5) Business Days commencing after the date of fulfillment of the last of the following:

(i)	receipt of the JTC Approvals;

(ii)	satisfaction of the Due Diligence Condition;

(iii)	Creative Technology Ltd’s Shareholders’ Approval; and

(iv)	the issuance and stamping of the JTC Lease and registration of the same with the Land Titles Registry;

or such earlier or later date as the Parties may mutually agree to in writing.

“Option Fee” shall have the meaning ascribed to it in Clause 6.3(a).

“Parties” means the Vendor and HSBCIT and their respective successors and permitted assignees, and “Party” refers to either of them.

“Property” means the leasehold interest for the Initial Term and the Further Term in respect of Lot 6431V of Mukim 5 at 31 International Business Park, Creative Resource, Singapore 609921 held or to be held (as the case may be) by the Vendor under the JTC Lease, and shall include the Building and Mechanical and Electrical Equipment.

“Purchase Agreement” means the binding contract for sale and purchase of the Property to be entered into by the Parties on the date of exercise of an Option, subject to and in accordance with the terms and conditions of this Option Agreement, to be constituted by:

(i)	(in the event of the exercise of the Call Option by HSBCIT) HSBCIT’s acceptance of the Vendor’s offer for sale of the Property, by issue of the Call Option Notice and on the Purchase Conditions; or

(ii)	(in the event of the exercise of the Put Option by the Vendor) the Vendor’s acceptance of HSBCIT’s offer for purchase of the Property, by issue of the Put Option Notice and on the Purchase Conditions.

“Purchase Conditions” means the terms and conditions set out in Schedule 3, being the terms and conditions of the Purchase Agreement, as may be modified or supplemented in writing from time to time by the Parties.

“Purchase Price” means, the purchase price of the Property, which shall be S$246,800,000.00.

“Put Option” means the right for the Vendor, subject to the terms and conditions of this Option Agreement, to accept the offer by HSBCIT to purchase the Property at the Purchase Price and on the Purchase Conditions.

“Put Option Notice” means the notice in the form set out in Schedule 2.

“Relevant Conditions” means the conditions referred to in Clauses 2.1, 3.1, 4.1 and 4.4 and individually, a “Relevant Condition”.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“S$” means the lawful currency of the Republic of Singapore.

“Target Date” means (i) 27 June 2008 or (ii) such earlier or later date as the Parties may mutually agree in writing.

1.2	Unless there is something in the subject or context inconsistent, any reference to a statutory provision shall include such provision and any regulations made pursuant to such statutory provision as from time to time modified or re-enacted, whether before or after the date of this Option Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions under this Option Agreement.

1.3	The headings in this Option Agreement are inserted for convenience only and shall be ignored in construing this Option Agreement. Unless the context otherwise requires, words (including words defined in this Option Agreement) denoting the singular number only shall include the plural and vice versa. References to “Appendices”, “Clauses”, “Recitals” and “Schedules” are to be construed as references to appendices, clauses, recitals of, and schedules to, this Option Agreement.

1.4	This Option Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

2.	DUE DILIGENCE CONDITIONS

2.1	Due Diligence Conditions: Without prejudice to Clauses 3 and 4, the right of HSBCIT to issue and serve on the Vendor the Call Option Notice and the right of the Vendor to issue and serve on HSBCIT the Put Option Notice are conditional upon A-REIT completing legal due diligence on the Property (pertaining to title) and obtaining results which must be satisfactory to A-REIT (“Due Diligence Condition”) by the Target Date.

2.2	Information and Notification: HSBCIT shall promptly notify the Vendor upon the satisfaction of the Due Diligence Condition.

2.3	Best Endeavours: HSBCIT shall use its best endeavours to satisfy or procure to be satisfied the Due Diligence Condition by the Target Date.

2.4	Termination: If the Due Diligence Condition is not satisfied by the Target Date (except where this Relevant Condition has been waived in writing by HSBCIT), either Party shall have the right immediately at any time after the Target Date by notice in writing to the other Party to rescind this Option Agreement and upon such written notice being delivered, this Option Agreement shall ipso facto cease and determine and subject to Clause 6.3(c), neither Party shall have any further claim against the other for costs, damages, compensation or otherwise.

3.	CREATIVE TECHNOLOGY LTD’S SHAREHOLDERS’ APPROVAL

3.1	Creative Technology Ltd’s Shareholders’ Approval: Without prejudice to Clauses 2 and 4, the right of HSBCIT to issue and serve on the Vendor the Call Option Notice and the right of the Vendor to issue and serve on HSBCIT the Put Option Notice are conditional upon the Vendor obtaining not later than the Target Date (or such other date as HSBCIT may agree to in writing), the approval of the shareholders of the holding company of the Vendor, Creative Technology Ltd (“Creative Technology Ltd’s Shareholders’ Approval”), for the sale of the Property to HSBCIT, at the Purchase Price.

3.2	The Vendor’s Undertakings: The Vendor shall use its best endeavours to obtain Creative Technology Ltd’s Shareholders’ Approval by the Target Date.

3.3	Information and Notification: The Vendor shall keep HSBCIT informed in relation to the convening of the shareholders’ meeting in respect of Creative Technology Ltd’s Shareholders’ Approval, furnish to HSBCIT copies of the notice and circular to its shareholders and promptly notify HSBCIT upon obtaining of Creative Technology Ltd’s Shareholders’ Approval.

3.4	Termination: Without prejudice to Clause 3.2 and Clause 3.3, if Creative Technology Ltd’s Shareholders’ Approval is not obtained by the Target Date (except where this Relevant Condition has been waived in writing by HSBCIT), either Party shall have the right immediately at any time after the Target Date by notice in writing to the other Party to rescind this Option Agreement and upon such written notice being delivered, this Option Agreement shall ipso facto cease and determine and subject to Clause 6.3(c), neither Party shall have any further claim against the other for costs, damages, compensation or otherwise.

4.	JTC APPROVALS AND JTC LEASE

4.1	JTC Approvals: Without prejudice to Clauses 2, 3 and 4.4, the right of HSBCIT to issue and serve on the Vendor the Call Option Notice and the right of the Vendor to issue and serve on HSBCIT the Put Option Notice are conditional upon the Vendor obtaining (in respect of the sale of the Property to HSBCIT and the sub-lease of the Leased Premises) and HSBCIT obtaining (in respect of the Lease of the Property by HSBCIT to the Vendor) by the Target Date the JTC Approvals on terms and conditions satisfactory in all respects to HSBCIT, provided always that the terms and conditions stated in Appendix A shall be deemed to be acceptable to both Parties. For the avoidance of doubt, paragraph (m) of Appendix A shall be without prejudice to the provisions of the Purchase Agreement pursuant to which the Vendor must pay for all additional land rent (if any) levied by JTC under the JTC Lease in respect of any period up to but excluding the date of Completion.

4.2	Application for JTC Approvals:

(a)	Action by the Vendor: The Vendor shall apply for and shall render to HSBCIT promptly upon request all assistance reasonably necessary (including furnishing such documents and information required to be submitted to JTC and any other competent authorities) in connection with HSBCIT’s application for the JTC Approvals (if required) and shall accept and comply with the terms and conditions of the JTC Approvals, which are applicable to or imposed upon the Vendor within the time frame stipulated by JTC.

(b)	Terms and Conditions of JTC Approvals: Subject to the terms and conditions in Appendix A (which shall be deemed to be acceptable to both Parties), the terms and conditions of the JTC Approvals must be satisfactory in all respects to both Parties. If any of the terms and conditions of the JTC Approvals is not satisfactory to either Party, then that Party shall be entitled to notify the other Party in writing of such unsatisfactory terms and conditions and upon notification, the JTC Approvals shall be deemed not to have been granted. Any term or condition of the JTC Approvals in addition to the terms and conditions in Appendix A must be acceptable to both Parties.

4.3	Information and Notification:

The Vendor shall promptly notify HSBCIT (and HSBCIT shall promptly notify the Vendor, as the case may be) upon obtaining of the last of the JTC Approvals which must, subject to the terms and conditions in Appendix A (which shall be deemed to be acceptable to both Parties), be satisfactory in all respects to both Parties.

4.4	JTC Lease:

(a)

Without prejudice to Clauses 2, 3 and 4.1, the right of HSBCIT to issue and serve on the Vendor the Call Option Notice and the right of the Vendor to issue and serve on HSBCIT the Put Option Notice are conditional upon the issuance and stamping of the JTC Lease (on terms and conditions satisfactory in all respects to HSBCIT, provided always that the terms and conditions set out in the Lease to be registered as IB/63679H, Memorandum of Lease I/30809F and First Variation of Memorandum of Lease I/076384J attached as Appendix B shall be deemed to be acceptable to HSBCIT) and registration of the same with the Land Titles Registry by the Target Date. If any of the terms and conditions of the JTC Lease is not satisfactory to HSBCIT, then HSBCIT shall be entitled to notify the Vendor in writing of such unsatisfactory terms and conditions and upon notification, the Lease shall be deemed not to have been issued.

(b)	The Vendor shall use its best endeavours to procure the issuance and stamping of the JTC Lease and registration of the same with the Land Titles Registry, keep HSBCIT fully informed of all steps taken towards issuance, stamping and registration of the JTC Lease, and furnish to HSBCIT a copy of the JTC Lease within three (3) Business Days of receipt.

4.5	Termination:

Without prejudice to Clause 4.2 and 4.4(b) above, if the JTC Approvals (the terms and conditions of which must, subject to the terms and conditions in Appendix A (which shall be deemed to be acceptable to both Parties), be satisfactory in all respects to both Parties) or the JTC Lease (the terms and conditions of which must, subject to the terms and conditions set out in Appendix B (which shall be deemed to be acceptable to HSBCIT), be satisfactory in all respects to HSBCIT) is not issued, stamped and registered with the Land Titles Registry by the Target Date (except where these Relevant Conditions have been waived in writing by HSBCIT), either Party shall have the right immediately at any time after the Target Date by notice in writing to the other Party to rescind this Option Agreement and upon such written notice being delivered, this Option Agreement shall ipso facto cease and determine and subject to Clause 6.3(c), neither Party shall have any further claim against the other for costs, damages, compensation or otherwise.

5.	TERMINATION

If neither Option is exercised in accordance with the terms of this Option Agreement by the expiry of the Option Exercise Period, then Option Agreement shall ipso facto cease and determine and subject to Clause 6.3(c), neither Party shall have any further claim against the other for costs, damages, compensation or otherwise.

6.	PUT AND CALL OPTIONS

6.1	Call Option: In consideration of the payment by HSBCIT of the Option Fee in accordance with Clause 6.3(a), conditional upon the obtaining of the Relevant Conditions by the Target Date and subject to the terms of this Option Agreement, the Vendor hereby grants to HSBCIT the Call Option. If HSBCIT shall exercise the Call Option in accordance with the terms of this Option Agreement, a binding contract for the sale and purchase of the Property between the Vendor and HSBCIT shall be deemed to have been constituted and the Parties shall be deemed to have entered into the Purchase Agreement for the sale and purchase of the Property at the Purchase Price and on the terms and conditions set out in the Purchase Conditions on the date of service of the duly signed and dated Call Option Notice.

6.2	Put Option: In consideration of the mutual covenants in this Option Agreement, conditional upon the obtaining of the Relevant Conditions by the Target Date and subject to the terms of this Option Agreement, HSBCIT hereby grants to the Vendor the Put Option. If the Put Option is exercised by the Vendor in accordance with the terms of this Option Agreement, a binding contract for the sale and purchase of the Property between the Vendor and HSBCIT shall be deemed to have been constituted and the Parties shall be deemed to have entered into the Purchase Agreement for the sale and purchase of the Property at the Purchase Price and on the terms and conditions set out in the Purchase Conditions on the date of service of the duly signed and dated Put Option Notice.

6.3	Option Fee:

(a)

On execution of this Option Agreement, HSBCIT shall pay an option fee of S$100,000.00 (the “Option Fee”) to the Vendor’s solicitors, Arfat Selvam Alliance LLC, who are authorised to acknowledge receipt and to hold the Option Fee as stakeholders (the “Stakeholders”) on the terms of this Option Agreement. The Option Fee shall be placed in a fixed deposit with DBS Bank Ltd. Interest earned shall follow the principal.

(b)	On exercise of either the Call Option or the Put Option, the Option Fee shall be applied and held by the Stakeholders as the deposit from HSBCIT under clause 3.2.1 of the Purchase Conditions.

(c)	The Option Fee shall be refunded to HSBCIT:

(i)	if the Relevant Conditions are not fulfilled by the Target Date and either Party terminates or rescinds this Option Agreement by written notice to the other, within three (3) Business Days after such termination or rescission; or

(ii)	if this Option Agreement is terminated pursuant to Clause 5, within three (3) Business Days after the expiry of the Option Exercise Period.

7.	OPTION NOTICES

7.1	Call Option Notice:

(a)	HSBCIT shall be entitled to exercise the Call Option by delivering to the Vendor the duly signed and dated Call Option Notice during the Option Exercise Period.

(b)	To exercise the Call Option, HSBCIT must serve the duly signed and dated Call Option Notice on the Vendor during the Option Exercise Period and in accordance with the terms of this Option Agreement.

(c)	The Call Option Notice may not be served on the Vendor:

(i)	except during the Option Exercise Period; and

(ii)	unless the Relevant Conditions have been fulfilled (or waived in writing, as the case may be, by HSBCIT) by the Target Date.

(d)	The Vendor hereby agrees that, upon service upon it of the duly signed and dated Call Option Notice in accordance with the terms of this Option Agreement, the Vendor shall be deemed to have entered into the Purchase Agreement with HSBCIT for the sale of the Property to HSBCIT at the Purchase Price on the Purchase Conditions and on the date of delivery of the duly signed and dated Call Option Notice.

(e)	HSBCIT hereby agrees that, upon delivery of the duly signed and dated Call Option Notice in accordance with the terms of this Option Agreement, HSBCIT shall be deemed to have entered into the Purchase Agreement with the Vendor for the purchase of the Property by HSBCIT at the Purchase Price on the Purchase Conditions and on the date of delivery of the duly signed and dated Call Option Notice.

(f)	The Parties agree that the date of the Purchase Agreement will be the same date as the date upon which the Call Option is exercised and the Parties are deemed to have entered into the Purchase Agreement in accordance with this Clause 7.1.

7.2	Put Option Notice

(a)	The Vendor shall be entitled to exercise the Put Option by delivering to HSBCIT the duly signed and dated Put Option Notice during the Option Exercise Period.

(b)	To exercise the Put Option, the Vendor must serve the duly signed and dated Put Option Notice on HSBCIT during the Option Exercise Period and in accordance with the terms of this Option Agreement.

(c)	The Put Option Notice may not be served on HSBCIT:

(i)	except during the Option Exercise Period;

(ii)	unless the Relevant Conditions have been obtained (or waived in writing, as the case may be, by HSBCIT) by the Target Date;

(iii)	if the whole or any part of the Property is affected by compulsory acquisition or notice of compulsory acquisition by any competent authority prior to the service of the Put Option Notice;

(iv)	if there has been Material Damage (as defined in Clause 8.3 below) to the Property and HSBCIT has not by written notice delivered to the Vendor prior to the expiry of the Option Exercise Period waived the benefit of this sub-clause (iv);

(v)	(notwithstanding that the Purchase Agreement is not operative until exercise of an Option) if there is a breach in relation to any of the warranties set out in schedule 3(1) to the Purchase Conditions in any respect;

(vi)	if at any time prior to the expiry of the Option Exercise Period HSBCIT or its solicitors shall have received an unsatisfactory reply to legal requisitions on the Property (“Legal Requisitions”) and HSBCIT has given written notice to the Vendor notifying of the same, and HSBCIT has not by written notice delivered to the Vendor prior to the expiry of the Option Exercise Period waived the benefit of this sub-clause (vi). An unsatisfactory reply shall include the following:

(A)	any reply which discloses that any part of the Property is affected by any road, backlane or drainage proposal or government gazette notification or any other proposed scheme regardless of whether such proposal or scheme is to be implemented before, on or after the date of Completion;

(B)	any reply which discloses that any part of the Property is affected by any notice which has not been complied with by the Vendor and with which the Vendor is unable to comply with before the date of Completion;

(C)	any reply from the Land Transport Authority (Rapid Transit Systems) indicating that any part of the Property is affected by any of the matters stated in the said Authority’s prescribed requisition form or which indicates that any part of the Property is within the safeguarded area of any railway; and

(D)	any reply from the Building and Construction Authority which discloses that any building(s) on the Property is under investigation for structural defects.

“Legal requisitions” shall mean the formal enquiries sent to (i) Land Transport Authority (Street Works), (ii) Land Transport Authority (Rapid Transit Systems), (iii) Building and Construction Authority, (iv) Urban Redevelopment Authority, (v) Public Utilities Board, Water Reclamation (Network) Department, (vi) National Environment Agency, Environment Health Department, (vii) National Environment Agency, Central Building Planning Unit and (viii) Inland Revenue Authority of Singapore, and shall include Road Line Plans and Drainage Interpretation Plans and all correspondence arising from the original requisitions and plans.

(d)	HSBCIT hereby agrees that, upon service upon it of the duly signed and dated Put Option Notice in accordance with the terms of this Option Agreement, HSBCIT shall be deemed to have entered into the Purchase Agreement with the Vendor for the purchase of the Property by HSBCIT at the Purchase Price on the Purchase Conditions and on the date of delivery of the duly signed and dated Put Option Notice.

(e)	The Vendor hereby agrees that, upon delivery of the duly signed and dated Put Option Notice in accordance with the terms of this Option Agreement, the Vendor shall be deemed to have entered into the Purchase Agreement with HSBCIT for the sale of the Property by the Vendor at the Purchase Price on the Purchase Conditions and on the date of delivery of the duly signed and dated Put Option Notice.

(f)	The Parties agree that the date of the Purchase Agreement will be the same date as the date upon which the Put Option is exercised and the Parties are deemed to have entered into the Purchase Agreement in accordance with this Clause 7.2.

8.	DAMAGE TO PROPERTY

8.1	If, after the date of this Option Agreement and prior to the exercise of an Option, the Property is damaged, but that damage does not amount to Material Damage, then, subject to the terms of this Option Agreement, HSBCIT may exercise the Call Option or the Vendor may exercise the Put Option, and in either event, the Vendor must at no cost to HSBCIT repair that damage prior to the date of Completion or if that is not possible, as soon as practicable after the date of Completion and Clause 8.2 shall apply.

8.2	Access: The Vendor must in carrying out the repair work to the damage referred to in Clause 8.1 (“Works”):

(a)	comply with the reasonable directions of HSBCIT;

(b)	carry out the Works in a proper and workmanlike manner to reinstate the damaged premises to the state it was before the event of damage; and

(c)	cause as little interruption to the operation of the rest of the premises within the Property as is reasonable in the circumstances.

8.3	For the purpose of this Clause 8, “Material Damage” means damage to the Property such that the Building or any part of it is damaged or destroyed so as to be unfit for use or occupation or rendered unsafe or inaccessible or cannot lawfully be used, and which in the opinion of A-REIT’s Appointed Valuers, adversely affects the valuation of the fair market value of the Property by more than five (5) per cent.

8.4	HSBCIT shall have the option to elect by notice in writing to the Vendor prior to the expiry of the Option Exercise Period, to waive the benefit of Clause 7.2(c)(iv), provided that Parties shall prior to the Completion of the sale and purchase of the Property agree on a date by which all repairs and reinstatement works to make good the Material Damage are to be completed by the Vendor at the Vendor’s own cost and expense.

9.	THE VENDOR’S UNDERTAKINGS

9.1	During the period commencing from the date of this Option Agreement and ending on the earlier of (1) the date of expiry of the Option Exercise Period and (2) the date of the Purchase Agreement, the Vendor shall comply with the following provisions:

(a)	The Vendor shall:

(i)	not create any new mortgage, charge or other encumbrance over the Property or increase its current liability under any existing mortgage, charge or other encumbrance over the Property;

(ii)	not sell or transfer the Property or grant any other option relating to the Property inconsistent with this Option Agreement;

(iii)	not enter into any new tenancy, lease, licence or occupation agreements in respect of the Property or any part of it without the prior written approval of HSBCIT (which approval shall not be unreasonably withheld);

(iv)	not unless required by law, do anything which prejudices or is likely to prejudice the rights of HSBCIT under this Option Agreement;

(v)	maintain the Property in a good state of repair, allowing for fair wear and tear;

(vi)	comply with all applicable laws, its obligations under the Building Agreement and JTC Lease, the existing tenancy agreements, its obligations under all building, maintenance and other contracts to which it is a party and with the requirements and orders of JTC and any governmental agency;

(vii)	maintain the existing insurances on the Property against damage and destruction for their full reinstatement/replacement value and not do anything or permit anything to be done which would render such existing insurances to be, or become invalid, void or voidable; and

(viii)	not change the existing signage or erect any new signage on the Building (except for banners relating to the core business of Creative Technology Ltd in such manner that is consistent with the image of the buildings in International Business Park) without the prior written approval of HSBCIT.

9.2	The Vendor shall allow HSBCIT’s accountant to have reasonable access to the Vendor’s relevant records relating to the Property (provided that where any such records contain information that is not related to the Property, then such information may be redacted) and both the Vendor’s and HSBCIT’s accountants shall prepare and finalise the accounts as at Completion Date for the sale and purchase of the Property not later than 14 days prior to the expiry of the Option Exercise Period (or such other date as the Parties may agree to).

9.3.	The Vendor shall allow HSBCIT access to the Property and provide HSBCIT information and clarification to all questions which HSBCIT may have in respect of the Property on and after the date of this Option Agreement until Completion.

10.	THE VENDOR’S NOTIFICATION TO HSBCIT

Notwithstanding that the Purchase Conditions are not operative until exercise of an Option, if during the period commencing from the date of this Option Agreement and ending on the earlier of (1) the date of expiry of the Option Exercise Period and (2) the date of the Purchase Agreement, any event shall occur or any matter arises in relation to the Property which results or is likely to result in any of the warranties set out in schedule 3(1) to the Purchase Conditions being unfulfilled, untrue or incorrect in any respect, the Vendor shall as soon as it is aware of the same notify HSBCIT in writing fully thereof.

11.	CONFIDENTIALITY

Each Party undertakes to keep confidential and shall not disclose to any person (except to its professional advisers, valuers, bankers, and, in the case of HSBCIT, to the manager and financiers of A-REIT) the existence of this Option Agreement or any information relating to the terms of or the transactions contemplated by this Option Agreement, without the prior written agreement of the other Party, such agreement not to be unreasonably withheld or delayed. This Clause 11 does not apply to the extent information is required to be disclosed by any competent court or competent authority or any applicable law or regulation including the listing rules of SGX-ST or to any announcement or press release made by either Party or the manager of A-REIT in respect of the signing of this Option Agreement (provided that if reference to the other Party is made in the announcement or press release, the Party making the announcement or press release shall, prior to the making or release of the announcement or press release, extend to the other Party a copy of such announcement or press release). Except as permitted in this Clause 11, both Parties shall not make any other announcement or press release until the prior written approval is obtained from the other Party unless such information is or becomes publicly available (otherwise than as a result of a breach of this Clause 11).

12.	MISCELLANEOUS

12.1	Limitation of Liability: Notwithstanding any contrary provision in this Option Agreement, it is hereby agreed and acknowledged that HSBCIT is entering into this Option Agreement in its capacity as trustee of A-REIT and not in its personal capacity. As such, any liability of or indemnity given or to be given by HSBCIT shall be limited to the assets of A-REIT over which HSBCIT has recourse and shall not extend to any personal assets of HSBCIT or any assets held by HSBCIT as trustee for any trust (other than A-REIT).

12.2	Release: Any liability to either Party under this Option Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion without in any way prejudicing or affecting its other rights against the other Party.

12.3	No Implied Waivers: No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Option Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

12.4	Successors and Assigns: This Option Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and permitted assigns. Any reference in this Option Agreement to either Party shall be construed accordingly. Neither Party may assign and/or transfer its rights, benefits and obligations under this Option Agreement to another without the prior written consent of the other Party.

12.5	Time of Essence: Time shall be of the essence of this Option Agreement, both as regards any time, date or period originally fixed or any time, date or period which may be extended by agreement between the Parties.

12.6	Costs and Expenses: Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Option Agreement.

12.7	Further Assurance: Each Party undertakes with the other Party that it will execute such documents and do such acts and things as that other Party may reasonably require for the purpose of giving to the other Party the full benefit of the provisions of this Option Agreement.

12.8	Notices

(a)	All notices, demands or other communications required or permitted to be given or made under this Option Agreement shall be in writing and delivered personally or sent by local courier or by fax addressed to the intended recipient thereof at its address or fax number, and marked for the attention of such person (if any), designated by it for the purposes of this Option Agreement. The initial address, fax number and person (if any) so designated by the Parties are set out below:

Creative Technology Centre	:	31 International Business Park, Creative Resource,
Pte Ltd		Singapore 609921

Attention	:	Mr. Ng Keh Long
Facsimile Number	:	6895 4091

HSBC Institutional Trust	:	21 Collyer Quay
Services (Singapore) Limited	:	#14-01 HSBC Building
(as trustee of A-REIT)		Singapore 049320
Attention	:	Mr Arjun Bambawale
Facsimile Number	:	6534 5526

with copy to	:	Ascendas Funds Management (S) Limited
61 Science Park Road
#02-18 The GALEN
Singapore Science Park III
Singapore 117525
Attention	:	Ms Foo Pei Teng
Facsimile Number	:	6775 2813

(b)	Any such notice, demand or communication shall be deemed to have been duly served (if given or made by fax) immediately and in proving the same it shall be sufficient to show the electronic confirmation of fax receipt or (if given or made by letter) immediately if hand delivered or one (1) Business Day after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that the package was duly addressed and the date on which it was sent.

12.9	Severability: If a court of competent jurisdiction holds any provision of this Option Agreement to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified or not to form part of this Option Agreement to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions of this Option Agreement shall not be affected thereby.

12.10	Entire Agreement: This Option Agreement and any other documents delivered pursuant to this Option Agreement (1) contain the entire agreement of the Parties with respect to the subject matter of this Option Agreement and (2) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter of the Option Agreement.

12.11	Governing Law: This Option Agreement shall be governed by and construed in accordance with the laws of Singapore and the parties hereto agree to submit to the non-exclusive jurisdiction of the Singapore courts.

13.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)

A person who is not a party to this Option Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or enjoy the benefit of any term of this Option Agreement.

CREATIVE TECHNOLOGY CENTRE PTE LTD

…as Vendor

and

HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED

as trustee of A-REIT

… as Purchaser

PURCHASE CONDITIONS

relating to

31 International Business Park

Creative Resource

Singapore 609921

It is agreed between:

(1)	CREATIVE TECHNOLOGY CENTRE PTE LTD (“Vendor”), a company incorporated in Singapore with its registered office at 31 International Business Park, Creative Resource, Singapore 609921; and

(2)	HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED, a company incorporated in Singapore with its registered office at 21 Collyer Quay, #14-01, HSBC Building, Singapore 049320, as trustee of A-REIT (defined below) (“Purchaser”), that this Schedule 3 (as from time to time amended, modified or supplemented in writing) sets out the terms and conditions applicable to the sale and purchase of the Property (defined below).

Whereas:

(A)	The Vendor is the owner of a leasehold interest in respect of the Property (defined below) subject to the terms and conditions of the JTC Lease (defined below).

(B)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor’s leasehold interest in respect of the Property upon the terms and subject to the conditions of this Agreement (defined below).

(C)	JTC (defined below) has granted its approval to (i) the sale of the Property by the Vendor to the Purchaser and (ii) the Purchaser’s lease of the Property to the Vendor on Completion on the terms and conditions set out in the JTC Consent Letter (defined below).

It is agreed as follows:

1.	Definitions

1.1	Definitions: In this Schedule 3, except to the extent that the context requires otherwise:

“Agreement” or “this Agreement” means the binding contract for the sale and purchase of the Property entered into by the Parties on the date of exercise of an Option (defined below), subject to and in accordance with the terms and conditions of the Option Agreement (defined below), constituted by:

(i)	(in the event of the exercise of the Call Option by the Purchaser) the Purchaser’s acceptance of the Vendor’s offer for the sale of the Property by issue of the Call Option Notice, and on the terms and conditions of this Schedule 3; or

(ii)	(in the event of the exercise of the Put Option by the Vendor) the Vendor’s acceptance of the Purchaser’s offer for the purchase of the Property by issue of the Put Option Notice, and on the terms and conditions of this Schedule 3.

“A-REIT” means the Ascendas Real Estate Investment Trust, a real estate investment trust established under a Deed of Trust constituting A-REIT dated 9 October 2002 made between (1) Ascendas Funds Management (S) Limited (formerly known as Ascendas-MGM Funds Management Limited) as manager of A-REIT and (2) HSBC Institutional Trust Services (Singapore) Limited (formerly known as Bermuda Trust (Singapore) Limited) as trustee, as amended, modified, restated or supplemented, the units of which are listed on the main board of SGX-ST.

“A-REIT’s Appointed Valuers” means any of CB Richard Ellis Pte Ltd, Jones Lang Lasalle Property Consultants Pte Ltd, DTZ Debenham Tie Leung (South East Asia) Private Limited, Knight Frank Pte Ltd or Colliers International (Singapore) Pte Ltd.

“Building” means the building(s) and structure(s) comprised in the Property.

“Building Agreement” means the building agreement dated 27 February 1996 made between JTC and the Vendor in respect of the Property and any reference in this Agreement to the Building Agreement includes that document as from time to time amended, modified or supplemented and any document which amends, modifies or supplements that document.

“Business Day” means a day (other than Saturdays, Sundays or gazetted public holidays) on which commercial banks are open for business in Singapore, and “Business Days” shall be construed accordingly.

“Call Option” shall have the meaning ascribed to it in clause 1.1 of the Option Agreement.

“Call Option Notice” shall have the meaning ascribed to it in clause 1.1 of the Option Agreement.

“Completion” means the completion of the sale and purchase of the Property in accordance with Clause 12.

“Completion Date” means the scheduled date of Completion referred to in Clause 6.2.

“Deposit” shall have the meaning ascribed to it in Clause 3.2.1.

“Encumbrance” means a caveat, mortgage, charge, pledge, lien, security interest or encumbrance or any other agreement or arrangement having substantially the same economic effect, including any retention of title arrangement, affecting the title of the Property, and “Encumbrances” shall be construed accordingly.

“Further Term” means the further term of 30 years commencing from the expiry of Initial Term to be granted by JTC in favour of the Vendor under the JTC Lease.

“GST” means the goods and services tax (which includes any imposition, duty or levy) chargeable under the Goods and Services Tax Act, (Cap. 117A) or any statutory modification or re-enactment thereof.

“Initial Term” means the leasehold term under the JTC Lease of 30 years commencing from 16 December 1994.

“JTC” means Jurong Town Corporation, a body corporate incorporated under Jurong Town Corporation Act (Cap. 150) and having its head office at JTC Summit, 8 Jurong Town Hall Road, Singapore.

“JTC Approvals” means the approval of JTC to (i) the sale of the Property by the Vendor to the Purchaser; (ii) the lease of the Property by the Purchaser to the Vendor on Completion in accordance with Clause 7.1 of this Schedule 3 and shall include the approvals of all competent authorities required by JTC, as a term of the JTC Approvals; and (iii) the sub-lease of the Property or any part thereof by the Vendor to a sub-tenant in accordance with the Lease.

“JTC Consent Letter” means the letter of consent issued by JTC on or before the date of this Agreement (as may be amended, modified and supplemented by JTC) in relation to the JTC Approvals.

“JTC Lease” means the lease issued or to be issued (as the case may be) by JTC in favour of the Vendor pursuant to the Building Agreement and registered with the Land Titles Registry.

“Lease” shall have the meaning ascribed to it in Clause 7.1.

“Mechanical and Electrical Equipment” means the mechanical and electrical equipment located in or on or which otherwise relate to the Property and which are owned by the Vendor and listed in Schedule 3(2).

“Option” shall have the meaning ascribed to it in clause 1.1 of the Option Agreement

“Option Agreement” means the Put and Call Option Agreement dated 9 May 2008 entered into between the Vendor and the Purchaser relating to the Property, as amended, modified and supplemented.

“Outgoings” means in respect of the Property, rates and taxes (other than GST, the Vendor’s income tax and any other corporate taxes payable by the Vendor) and includes, but is not limited to, all charges, assessments, duties and fees levied, assessed or charged by government authorities in relation to the Property.

“Parties” means the Vendor and the Purchaser and their respective successors and permitted assignees, and “Party” means either of them.

“Property” means the leasehold interest for the Initial Term and the Further Term in respect of Lot 6431V of Mukim 5 at 31 International Business Park, Creative Resource, Singapore 609921 held or to be held (as the case may be) by the Vendor under the JTC Lease, and shall include the Building and Mechanical and Electrical Equipment.

“Purchase Price” means the amount specified in Clause 3.1.

“Put Option” shall have the meaning ascribed to it in clause 1.1 of the Option Agreement.

“Put Option Notice” shall have the meaning ascribed to it in clause 1.1 of the Option Agreement.

“Reconciliation Date” means the date falling 30 days after Completion.

“Relevant Date” means the date of the Option Agreement.

“Rent” shall have the meaning ascribed to it in the Lease.

“S$” means the lawful currency of the Republic of Singapore.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“Term” means the lease term of the Property referred to in the Lease.

“Title Documents” means the Building Agreement, JTC Lease and the Certificates of Title (SUB) relating to the JTC Lease and all documents of title in respect of the Property.

“Warranties” means the representations and warranties set out in Schedule 3(1) as well as the Vendor’s representation and warranty under Clause 15.5.

1.2	Any reference in this Schedule 3 or the Schedules of this Schedule 3 to a statutory provision shall include that provision and any regulations made pursuant to such statutory provision as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions under this Agreement.

1.3	The headings in this Schedule 3 are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Schedule 3) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. Unless otherwise specified, references to the “Schedules”, “Appendix” and “Clauses”, are to the schedules and appendix to, and clauses of, this Schedule 3.

1.4	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

2.	Sale and Purchase of Property

The Vendor shall sell the Property free from all Encumbrances on Completion and the Purchaser shall purchase the Property upon the terms and subject to the conditions of this Agreement.

3.	Purchase Price

3.1	The consideration (“Purchase Price”) for the purchase of the Property shall be S$246,800,000.00.

3.2	The Purchaser must pay the Purchase Price to the Vendor in instalments according to the payment schedule below:

3.2.1	subject to Clause 12.1, on the date of this Agreement, a deposit of S$100,000.00 (the “Deposit”) to the Vendor’s solicitors, Arfat Selvam Alliance LLC as stakeholders (“Stakeholders”) on the terms of this Agreement. In this regard, the option fee paid by the Purchaser under the Option Agreement shall be applied and held by the Stakeholders as the Deposit which shall continue to be placed in a fixed deposit with DBS Bank Ltd and interest earned shall follow the principal; and

3.2.2	subject to Clause 12.1, on Completion, S$246,700,000.00 together with release of the Deposit in accordance with Clause 3.3.

3.3	The Deposit shall be released by the Stakeholders to the Vendor on Completion.

3.4	The Purchase Price is exclusive of GST. Where GST is payable on any of the instalment payments of the Purchase Price, such GST shall be paid by the Purchaser in. accordance with Clause 9.

4.	Title

4.1	All the Title Documents shall be delivered to the Purchaser on or before Completion.

4.2	The title to the Property shall be properly deduced and shall be free from Encumbrances on Completion but subject to any right of way, easements and access rights of JTC embodied in the Building Agreement and JTC Lease.

5.	Damage to Property

5.1	The Property is at the risk of the Vendor until Completion.

5.2	If at any time prior to Completion, there is Material Damage to the Property, the Purchaser may elect by notice in writing to the Vendor to rescind this Agreement. On rescission, the Deposit shall be immediately returned to the Purchaser and the Purchaser shall by exchange return to the Vendor all the Title Documents held by the Purchaser and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority. Each Party shall bear its own solicitors’ costs in the matter and neither shall have any further claim or demand against the other for damages, costs or otherwise. In the event the Purchaser elects, by notice in writing to the Vendor, not to rescind this Agreement, the Vendor must at its cost and expense repair that damage prior to Completion. Alternatively, the Purchaser may elect to permit the Vendor to complete such repair and reinstatement works at the Vendor’s cost and expense as soon as practicable after Completion subject to the following:

5.2.1	the Parties shall agree on a date by which such repair and reinstatement works (“Material Damage Repairs”) to make good the Material Damage shall be completed at the Vendor’s cost and expense;

5.2.2	the Purchaser shall deduct and retain from the balance Purchase Price payable on Completion pursuant to Clause 3.2.2, an amount (“Material Damage Retention Sum”) agreed between the Parties as the estimated costs and expenses in respect of the Material Damage Repairs; and

5.2.3	if the Vendor shall fail to make good the Material Damage by the agreed date mentioned in Clause 5.2.1 above, the Purchaser shall be entitled to carry out and complete the Material Damage Repairs and apply the Material Damage Retention Sum towards the costs and expenses for the same;

Provided that if by the Completion Date the Parties are not able to agree on the date by which the Material Damage Repairs are to be completed or the amount of the Material Damage Retention Sum, the Purchaser may nevertheless elect by notice in writing to the Vendor to rescind this Agreement. On rescission, the Deposit shall immediately be refunded to the Purchaser and the Purchaser shall immediately return to the Vendor all the Title Documents held by the Purchaser and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority. Each Party shall bear its own solicitors’ costs in the matter and neither shall have any further claim or demand against the other for damages, costs or otherwise.

5.3	For the purposes of Clauses 5.2 and 5.4, “Material Damage” means damage to the Property such that the Building or any part of it is damaged or destroyed so as to be unfit for use or occupation or rendered unsafe or inaccessible or cannot lawfully be used, and which in the opinion of A-REIT’s Appointed Valuers, adversely affects the valuation of the fair market value of the Property by more than five (5) per cent.

5.4	If, at any time prior to Completion, the Property or any part of it is damaged, but such damage does not amount to Material Damage, then the Purchaser may not rescind this Agreement but the Vendor must at its cost repair that damage prior to Completion or if that is not possible, as soon as practicable after Completion.

5.5	The Vendor must in carrying out the repair work to the damage referred to in Clauses 5.2 and 5.4 for which the Vendor is liable (“Works”):

5.5.1	comply with the reasonable directions of the Purchaser;

5.5.2	carry out the Works in a proper and workmanlike manner to reinstate the damaged premises to the state it was before the event of damage as far as practicable; and

5.5.3	cause as little interruption to the operation of the rest of the Property as is reasonable in the circumstances.

6.	Delivery of Possession of Property

6.1	Subject to Clause 7 and Clause 12, the Vendor shall deliver possession of the Property to the Purchaser on the date of Completion.

6.2	Subject to any extension under Clause 5.2 or any other date as the Parties may mutually agree in writing, the Completion Date shall be the date of this Agreement.

7.	Lease to the Vendor

7.1	The Purchaser shall on Completion lease the Property to the Vendor, for the Term commencing from the date of Completion, subject to and on the terms and conditions of the agreed form of the lease agreement (“Lease”) set out in Schedule 3(3).

7.2	The Parties shall execute the Lease on Completion.

7.3	The Vendor hereby acknowledges that with effect from the date of Completion, all rights title and interest in the Property of the Vendor shall pass to the Purchaser and the Purchaser is entitled to enter into the Lease with the Vendor in accordance with Clause 7.1.

8.	Maintenance Contracts

The Purchaser is not obliged to, and will not (unless the Purchaser elects otherwise) take over and assume the rights and obligations of the Vendor under any maintenance or other contracts entered into by the Vendor and/or its affiliates relating to the Property, and the Vendor shall indemnify the Purchaser against any claim, demand, proceeding or action arising from or in relation to such contracts.

9.	GST

9.1	Any consideration stated to be payable by one Party (“Paying Party”) to the other Party (“Supplying Party”) in this Agreement shall exclude applicable GST. Without prejudice to the generality of the above, the Purchase Price for the Property excludes GST and GST payable in respect of the Purchase Price shall be borne by the Purchaser.

9.2	The Supplying Party must, in exchange for payment, issue and deliver to the Paying Party relevant GST tax invoices for the amount of GST payable by the Paying Party under this Agreement.

9.3	The treatment of GST shall be dealt with in the manner provided by the e-tax guide issued by the Inland Revenue Authority of Singapore published on 3 July 2006 and 18 July 2006 entitled “Self Accounting of GST by Listed REITs for Property Purchases”.

10.	Vendor’s conduct pending Completion

10.1	With effect from the date of this Agreement and until Completion or rescission of this Agreement (whichever is earlier), the Vendor shall:

10.1.1	not create any new Encumbrance over the Property or increase its current liability under any existing Encumbrance over the Property;

10.1.2	not sell or transfer the Property or grant any other option inconsistent with the sale of the Property under this Agreement;

10.1.3	not enter into any new tenancy, lease, licence or occupation agreements in respect of the Property or any part thereof without the prior written approval of the Purchaser which approval shall not be unreasonably withheld;

10.1.4	not unless required by law, do anything which prejudices or is likely to prejudice the rights of the Purchaser under this Agreement;

10.1.5	maintain the Property in a good state of repair, allowing for fair wear and tear;

10.1.6	comply with all applicable laws, its obligations under the Building Agreement and JTC Lease, its obligations under all building, maintenance and other contracts to which it is a party in relation to the Property and with the requirements and orders of JTC and any governmental agency;

10.1.7	maintain the existing insurances on the Property against damage and destruction for their full reinstatement/replacement value and not do anything or permit anything to be done which would render such existing insurances to be, or become invalid, void or voidable; and

10.1.8	not change the existing signage or erect any new signage on the Building (except for banners relating to the core business of Creative Technology Ltd in such manner that is consistent with the image of the buildings in International Business Park) without the prior written approval of the Purchaser.

10.2	Without prejudice to the other provisions of this Clause 10, in relation to the terms and conditions set out in the JTC Consent Letter, the Vendor must:

10.2.1	pay on or before Completion and be liable for all administrative and/or consent fees and GST payable to JTC in connection with or arising from the application for and grant of the JTC Approvals; and

10.2.2	accept and comply with, at its own costs, on or prior to Completion all terms and undertakings imposed by JTC on the Vendor in the JTC Consent Letter, including but not limited to settlement of all outstanding Outgoings and land rent (including GST) in relation to the Property up to Completion and regularisation of all unauthorised additions, alterations or structures in the Property.

10.3	The Vendor must, prior to Completion, at its own cost repair, rectify and make good all agreed defects and carry out all the recommendations specified in the extract from the technical due diligence report dated 22 April 2008 from Building Appraisal Pte Ltd attached as Schedule 3(4) to the satisfaction of the Purchaser. If any of the items (except item (4) of Schedule 3(4)) is not repaired, rectified or made good by the expiry of four (4) months after Completion or if item (4) of Schedule 3(4) is not repaired, rectified or made good by the expiry of twelve (12) months after Completion (except where otherwise agreed by both Parties), the Purchaser will be entitled to carry out and complete such works and the Vendor shall pay to the Purchaser on demand the costs and expenses for the completion of such works.

10.4	The Purchaser shall be entitled to enter upon the Property by prior appointment or at all reasonable times to inspect and/or monitor the progress of the repair, rectification and making good of the defects.

11.	Adjustments

11.1	The Vendor must pay or bear all Outgoings which relate to any period up to and excluding the date of Completion. Subject to the provisions of the Lease, the Purchaser must pay or bear all Outgoings which relate to the period on and after the date of Completion.

11.2	The Vendor and the Purchaser shall:

11.2.1	on Completion, make those adjustments of the Outgoings which they are able to calculate prior to Completion;

11.2.2	on the Reconciliation Date make any adjustments of the Outgoings:

(i)	which could not be calculated prior to Completion;

(ii)	which were not made at Completion due to an inability to provide sufficient evidence or other particulars at that time; or

(iii)	which were otherwise not accounted for by the Vendor and the Purchaser and have since come to their notice or which require further adjustment on the basis of the information then available to them.

11.3	Prior to Completion and prior to the Reconciliation Date, the Vendor shall allow the Purchaser’s accountant to have reasonable access to the Vendor’s relevant records relating to the Property (provided that where any such records contain information that is not related to the Property, then such information may be redacted) and both the Purchaser’s and the Vendor’s accountants shall prepare and finalise the agreed schedule of adjustments that are to be made at Completion and on the Reconciliation Date.

11.4	Between the date of Completion and the Reconciliation Date, the Vendor and the Purchaser shall meet at regular intervals to discuss in good faith and agree on the further adjustments to be made on the Reconciliation Date.

11.5	The Vendor shall pay to the Purchaser or the Purchaser shall pay to the Vendor, as the case requires, the amount of the final adjustments within fourteen (14) days of the Reconciliation Date or, in the event of a dispute, within fourteen (14) days of the determination of that dispute.

12.	Obligations on Completion

12.1	On Completion, the Vendor must deliver to the Purchaser:

12.1.1	all of the Mechanical and Electrical Equipment, title to which is capable of passing by delivery, at the places where they are located;

12.1.2	all documents, records and drawings relating to the Property in the Vendor’s possession or control;

12.1.3	copies of all operating manuals of the Mechanical and Electrical Equipment in the Vendor’s possession or control;

12.1.4	discharge instruments (in registrable form, if applicable) in respect of any Encumbrances on the Property, and registration fees, if applicable;

12.1.5	the Temporary Occupation Permit(s) and Certificate(s) of Statutory Completion relating to the Property;

12.1.6	a copy of the proposed Notice of Transfer relating to the Property to be e-filed by or on behalf of the Vendor with Inland Revenue Authority of Singapore;

12.1.7	unless already provided to the Purchaser prior to Completion certified true copy of letter(s) from JTC certifying that there is no breach of the terms and conditions of the Building Agreement, JTC’s criteria under the Building Agreement to entitle the Vendor to be issued the JTC Lease by JTC is satisfied, JTC’s criteria to entitle the lessee of the Property to the grant of the Further Term is satisfied and the Vendor and the Vendor’s successors-in-title are entitled to the issue of the Further Term for the JTC Lease;

12.1.8	the Lease (in duplicate) together with documentary evidence that the insurance policies required to be effected by the Vendor (as the tenant) in accordance with the Lease are issued and the premiums are paid;

12.1.9	undertaking from the Vendor’s solicitors to provide to the Purchaser’s solicitors the certificate of stamp duty (both original and duplicate) in respect of the Lease within three (3) Business Days after Completion;

12.1.10	cashier’s order(s) for the monthly rent for the first month of the Term and the Security Deposit Amount (as defined in the Lease) in favour of the Purchaser payable under the Lease (unless such sum has been taken into account in the completion account and the mode of payment of sale proceeds on Completion);

12.1.11	letter of confirmation by the Vendor (in a form satisfactory to the Purchaser) confirming that either:

(i)	the Vendor is resident in Singapore for tax purposes; or

(ii)	if the Vendor is not resident in Singapore for tax purposes, the Vendor has not been assessed as a property trader by the Inland Revenue Authority of Singapore.

12.1.12	certified true copy of the relevant corporate resolution(s) of the Vendor approving the sale of the Property and the execution of the relevant documents (including the Lease) by the Vendor as contemplated under this Agreement;

12.1.13	Title Documents and certificates of stamp duty (or such other evidence of stamping, where applicable) in relation to the Title Documents;

12.1.14	Transfer of the JTC Lease (in a form approved by the Purchaser) duly executed by the Vendor and the Purchaser; and

12.1.15	GST tax invoice in relation to the Purchase Price issued by the Vendor to the Purchaser.

12.2	In exchange for compliance by the Vendor of its obligations in Clause 12.1, the Purchaser shall pay to the Vendor the amount of the Purchase Price payable in accordance with Clause 3.2.2.

12.3	The Parties agree that Completion must take place on the Completion Date. If Completion does not take place on the Completion Date, the non-defaulting Party which is ready, able and willing to complete by that time, may give to the defaulting Party written notice (“Notice to Complete”) requiring Completion within fourteen (14) days after the date of service of the Notice to Complete and in this regard, time shall be of the essence of this Agreement.

12.4	If a Party fails to complete this Agreement in accordance with the terms of a Notice to Complete, the other Party may enforce against the defaulting Party such rights and remedies as may be available to the non-defaulting Party at law or in equity without any further notice to the defaulting Party under this Agreement.

12.5	Without prejudice to Clause 12.4, if Completion does not take place on the Completion Date, and delay in Completion is due solely to the default of:

12.5.1	the Vendor, the Vendor shall pay interest to the Purchaser calculated on the aggregate of the Purchase Price commencing on the day following the Completion Date up to and including the day of actual Completion, at the rate of ten (10) per cent per annum; and

12.5.2	the Purchaser, the Purchaser shall pay interest to the Vendor calculated on the aggregate of the Purchase Price (excluding the Deposit) commencing on the day following the Completion Date up to and including the day of actual Completion at the rate of ten (10) per cent per annum.

13.	Compulsory Acquisition

13.1	The Property is sold subject to there being no acquisition or notice of intended acquisition of the Property or any part of it by the government or other competent authority.

13.2

If on or before Completion, the government or other competent authority shall acquire or give notice of acquisition or intended acquisition of the Property or any part of it, the Purchaser may in its discretion rescind this Agreement by giving prior written notice and upon such notice being issued, this Agreement shall become null and void and of no further effect whatsoever. On rescission, the Deposit shall immediately be refunded to the Purchaser and the Purchaser shall immediately return to the Vendor all the Title Documents held by the Purchaser and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority. Each Party shall bear its own solicitors’ costs in the matter and neither shall have any further claim or demand against the other for damages, costs or otherwise.

14.	Property Tax, Survey Fee, Additional Land Rent

14.1	Notwithstanding any provision in the JTC Lease and Completion, the Vendor must pay for all property tax including surcharge, relating to any period up to but excluding the date of Completion, whether the tax is levied or increased before, on or after the date of Completion. The Vendor must also pay for all penalties on any property tax arrears for any property tax relating to any period up to but excluding the date of Completion, whether such penalties are levied before, on or after the date of Completion.

14.2	Notwithstanding any provision in the JTC Lease and Completion, the Vendor must pay for all additional land rent levied by JTC under the JTC Lease on completion of final survey of the Property in respect of any period up to but excluding the date of Completion, whether the additional land rent is levied or increased before, on or after the date of Completion.

14.3	Notwithstanding any provision in the JTC Lease and Completion, the Vendor must pay for the survey fees and other charges payable to JTC (if not already paid), under the JTC Lease in connection with or arising from the survey of the Property for the purpose of subdivision of the land on which the Property forms part and preparation and issue of a certificate of title in relation to the Property.

14.4	The Vendor hereby indemnifies and agrees to hold the Purchaser indemnified for any sum paid by the Purchaser which is the Vendor’s liability under Clauses 14.1 to 14.3.

15.	Representations and Warranties

15.1	The Vendor represents and warrants to the Purchaser that the representations and warranties contained in Schedule 3(1) (“Warranties”) are true and correct as at the Relevant Date and as at Completion.

15.2	The rights of the Purchaser with respect to the Warranties:

15.2.1	survive Completion; and

15.2.2	survive the termination or rescission of this Agreement.

15.3	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon (inter alia) the Warranties.

15.4	Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3(1) or by anything in this Agreement.

15.5	Each of the Vendor and the Purchaser represents, warrants and undertakes to each other that it has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on its part.

15.6	If, prior to Completion, it shall be found that there is a breach of any of the Warranties in any respect, the Purchaser will be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by notice in writing to the Vendor to rescind this Agreement. On such rescission, the Deposit shall immediately be refunded to the Purchaser. In exchange for the refund of the Deposit, the Purchaser shall withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority and return all the Title Documents held by the Purchaser to the Vendor.

15.7	The rights of the Purchaser with respect to the Warranties shall not in any way be prejudiced or affected by the Purchaser electing not to exercise its rights of rescission under Clause 15.6.

16.	Knowledge Information or Belief

Where any information, representation or warranty is made or given in this Agreement to the Vendor’s knowledge, information or belief, such information, representation or warranty shall be deemed to have been made or given after the Vendor has made all due and proper enquiry to establish in all respects the accuracy and completeness of the matters referred to.

17.	No Assignment

Neither Party may assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the other Party.

18.	Limitation of Liability

Notwithstanding any contrary provision in this Agreement, it is hereby agreed and acknowledged that the Purchaser is entering into this Agreement in its capacity as trustee of A-REIT and not in its personal capacity. As such, any liability of or indemnity given or to be given by the Purchaser shall be limited to the assets of A-REIT over which the Purchaser has recourse and shall not extend to any personal assets of the Purchaser or any assets held by the Purchaser as trustee for any trust (other than A-REIT).

19.	Release and Indulgence

19.1	Any liability to either Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion without in any way prejudicing or affecting its other rights and remedies against the other Party.

19.2	No failure on the part of either Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by law or otherwise).

20.	Continuing Effect of Agreement

20.1	All provisions of this Agreement shall so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion and shall not merge on Completion except in respect of those matters then already performed.

20.2	This Agreement shall be binding on and shall enure for the benefit of each of the Parties and their respective successors and permitted assigns.

21.	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may require for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement.

22.	Stamp Duty

22.1	Except as provided in this Clause 22, all stamp duty payable on this Agreement or any other document executed pursuant to this Agreement (which shall not include the Lease) shall be borne by the Purchaser.

22.2	In the event of the Purchaser’s rescission of this Agreement pursuant to Clause 5.2, 13.2 or Clause 15.6 or due to the Vendor’s default in not completing the sale of the Property on the Completion Date, all stamp duty (if any) payable on this Agreement or any other document executed pursuant to this Agreement shall be borne by the Vendor.

23.	Costs and Expenses

Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the sale and purchase of the Property.

24.	Partial Invalidity

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

25.	Notices

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by facsimile addressed to the intended recipient at its address or facsimile number, and marked for the attention of such person (if any), designated by each Party to the other Party for the purposes of this Agreement. The initial address, facsimile number and person (if any) so designated by the Parties are set out below:

The Vendor	:	Creative Technology Centre Pte Ltd
31 International Business Park, Creative Resource, Singapore 609921

Attention	:	Mr. Ng Keh Long
Facsimile Number	:	6895 4091

the Purchaser	:	HSBC Institutional Trust Services (Singapore) Limited
(as trustee of A-REIT)
21 Collyer Quay
#14-01 HSBC Building
Singapore 049320
Attention: Mr Arjun Bambawale
Facsimile Number: 6534 5526

With copy to	:	Ascendas Funds Management (S) Limited
61 Science Park Road
#02-18 The GALEN
Singapore Science Park III
Singapore 117525
Attention: Ms Foo Pei Teng
Facsimile Number 6775 2813

Any such notice, demand or communication shall be deemed to have been duly served (if given or made by fax) immediately and in proving the same it shall be sufficient to show the electronic confirmation of fax receipt or (if given or made by letter) immediately if hand delivered or one (1) Business Day after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that package was duly addressed and the date on which it was sent.

26.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and the parties hereto agree to submit to the non-exclusive jurisdiction of the Singapore courts.

27.	Entire Agreement

This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement (and supersedes and cancels in all respects all previous representations, warranties, agreements and undertakings (if any) whether such be written or oral made between the Parties with respect to the subject matter hereof) save and except those mutually agreed in writing between the Parties after the date of this Agreement.

28.	Contracts (Rights of Third Parties) Act (Cap. 53B)

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or enjoy the benefit of any term of this Agreement.

Schedule 3(1)

Warranties by the Vendor

1.	The Mechanical and Electrical Equipment which are listed in Schedule 3(2) are:

1.1	in working condition and have been regularly maintained; and

1.2	can be used for its intended purposes.

2.	The JTC Lease is valid and subsisting and there is no breach of any terms or conditions by the Vendor under the JTC Lease, which has not been remedied to the satisfaction of JTC. There is no actual or pending action, dispute, claims or demands against the Vendor under or in connection with the JTC Lease.

3.	Save and except for:

3.1	all statutory and governmental rights for the free and uninterrupted passage and running of water, gas, sewerage, electricity, telephone and other services and the cables, pipes, lines and ancillary apparatus installed by the relevant statutory, governmental authorities or licensed service providers like StarHub and SingTel, which are now under the surface of the Property; and

3.2	the rights, restrictions and obligations created under the JTC Lease,

there is no agreement creating any easements or restrictions affecting the Property but benefiting the adjoining properties.

4.	Save as disclosed in the extract of the technical due diligence report dated 22 April 2008 from Building Appraisal Pte Ltd set out in Schedule 3(4), the Vendor is not aware of any structural defect or latent defect affecting the structure of the Building.

5.	To the best of the Vendor’s knowledge, information and belief of the Vendor, there is no development of, on or in the Property which has been carried out in breach of the JTC Lease or any planning or other law, legislation, regulation, bye-laws, orders, consents or permissions made or given by the relevant authorities.

6.	To the best of the Vendor’s knowledge, information and belief, all additions and alterations, if any, to the Property have been made in accordance with all relevant laws, legislation, regulations and by-laws, the JTC Lease and all relevant approvals, consents and licences obtained by the Vendor from JTC and all relevant planning and other governmental or statutory authorities, if such approvals, consents and licences are required to be obtained.

7.	Temporary Occupation Permit(s) in respect of the Property and Certificate(s) of Statutory Completion in respect of the Property and all additions and alterations to the Property carried out by the Vendor have been issued.

8.	The Vendor has not received any notice from JTC or any government authority which is still outstanding, requiring the Vendor to perform building works or rectification works or cease such works in respect of the Property.

9.	Save and except for the matters disclosed in the JTC Lease, the Vendor has not entered into any agreement:

9.1	with any adjoining owner or government authority undertaking construction, maintenance, repair or payment obligations in relation to any facilities or building works on any adjoining properties; or

9.2	for airspace rights or rights of access which affect the Property, which is or will be binding on the Purchaser, its successors or assigns.

10.	The Vendor has not received any notice from any relevant authority in relation to any proposed compulsory acquisition affecting the Property or any part thereof.

11.	In relation to the maximum allowable gross plot ratio for the Property authorised by the relevant authorities, the Vendor warrants that:

11.1	the development of the Property and the building(s) and other structures thereon, do not exceed such maximum allowable gross plot ratio for the Property; and

11.2	all development charge and differential premium (if any) payable in order to secure or obtain for the Property the benefit of such maximum allowable gross plot ratio have been fully paid by the Vendor as at the date of this Agreement.

12.	The Vendor has used the Property in accordance with the approved use and:

12.1	the Vendor has not received any notice regarding any liability arising from public health, pollution or environmental laws or regulations which could give rise to any material costs, liabilities or other adverse obligations binding upon the Purchaser; and

12.2	the Vendor has not received any notice regarding any controlled waste, commercial waste, industrial waste, toxic or any other deleterious or dangerous substances that have been buried or disposed of over or under the Property.

13.	To the best of the Vendor’s knowledge, information and belief, there are no legal proceedings threatened or commenced against the Vendor in respect of or affecting the Property.

14.	The Vendor is the beneficial owner of the Mechanical and Electrical Equipment, and has not created any Encumbrance on or over the Mechanical and Electrical Equipment.

DATED THE 26TH DAY OF JUNE 2008

HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED

as trustee of A-REIT

(the “Landlord”)

and

CREATIVE TECHNOLOGY CENTRE PTE LTD

(the “Tenant”)

LEASE

of

31 International Business Park

Creative Resource

Singapore 609921

This Lease is made on 26 June 2008 between:

(1)	HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED, a company incorporated in Singapore with its registered office at 21 Collyer Quay, #14-01, HSBC Building, Singapore 049320, as trustee of A-REIT (defined below) (“Landlord”); and

(2)	CREATIVE TECHNOLOGY CENTRE PTE LTD (“Tenant”), a company incorporated in Singapore with its registered office at 31 International Business Park, Creative Resource, Singapore 609921.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions: In this Lease and the Schedules, unless there is something in the subject or context inconsistent therewith:

“A-REIT” means the Ascendas Real Estate Investment Trust, a real estate investment trust established under a Deed of Trust constituting A-REIT dated 9 October 2002 made between (1) Ascendas Funds Management (S) Limited (formerly known as Ascendas-MGM Funds Management Limited), as manager of A-REIT and (2) HSBC Institutional Trust Services (Singapore) Limited (formerly known as Bermuda Trust (Singapore) Limited), as trustee, as amended, modified, re-stated or supplemented, the units of which are listed on the main board of Singapore Exchange Securities Trading Limited.

“Act” means the Land Titles (Strata) Act (Cap. 158).

“Approved Valuer” means any of CB Richard Ellis Pte Ltd, Jones Lang Lasalle Property Consultants Pte Ltd, DTZ Debenham Tie Leung (South East Asia) Private Limited, Knight Frank Pte Ltd or Colliers International (Singapore) Pte Ltd.

“Base Consultants” shall have the meaning ascribed to it in Clause 3.10.5.

“Building” means the building(s) and structure(s) comprised in the Property.

“Business Day” means a day (other than Saturdays, Sundays or public holidays) on which commercial banks are open for business in Singapore.

“Common Property” means the parts of the Property which would reasonably be treated as common parts of the Property for common use or benefit if the Property had been subdivided and registered under the Act, but excludes any such parts as may be within the Leased Premises or any other parts of the Property which are leased to the Tenant (other than the Leased Premises) or any other tenant.

“Conducting Media” means drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains.

“Existing Signage” shall have the meaning ascribed to it in Clause 3.17.1.

“Force Majeure” means any circumstances beyond the reasonable control of the Landlord which directly or indirectly prevents or impedes the due performance of the Lease, including but without limitation to an act of God, flooding, national emergency, war, insurgency, civil commotion or riots.

“Further Term” shall have the meaning ascribed to it in Clause 6.1.

“Head Lease” means the lease in respect of the Property entered into between the Landlord (or any predecessor in title of the Landlord) and JTC, and includes any documents supplemental to it.

“Head Lease Documents” shall have the meaning ascribed to it in Clause 3.24.1.

“infectious disease” means:

(a)	any of the diseases specified in the First Schedule of the Infectious Diseases Act (Cap. 137); and

(b)	includes any other disease:

(i)	that is caused or suspected to be caused by a micro-organism or any agent of disease; and

(ii)	that is capable or is suspected to be capable of transmission by any means to human beings.

“Interest” means interest at the rate of ten per cent (10%) per annum, calculated on a daily basis and on the basis of the actual number of days in the year (both before and after judgement).

“JTC” means Jurong Town Corporation, a body corporate incorporated under Jurong Town Corporation Act (Cap. 150) and having its head office at JTC Summit, 8 Jurong Town Hall Road, Singapore.

“Land Rent” means all land rent, service charge and other amounts payable by the Landlord to JTC or other relevant authority under the Head Lease.

“Law” includes any present or future requirement of statute (including subsidiary legislation) or common law.

“Lease” includes any documents supplemental to it.

“Leased Premises” means the premises on the parts of the 1st, 2nd, 3rd, 4th, 5th, 6th, 7th and 8th storey of the Building, (for the purpose of identification only) demarcated in red on the plan annexed as Annexure A with a net lettable area totalling 50,290 square metres excluding the exterior faces of exterior walls, external faces of boundary walls and the roof.

“Mechanical and Electrical Equipment” means the mechanical and electrical equipment listed in Schedule 1.

“Minimal Renewal Area” shall have the meaning ascribed to it in Clause 6.2.

“Monthly Rent Amounts” shall have the meaning ascribed to it in Clause 2.1.1.

“Original Condition” means the bare state and condition of the Property:

(i)	with the ceiling boards (save for the 2 floors of the Leased Premises identified in the plans attached as Annexure E used for assembly, production, manufacturing and warehousing activities as at the date of this Lease) intact;

(ii)	with the Mechanical and Electrical Equipment, sprinklers, lightings, all structural walls and floors (with cement screed) intact; and

(iii)	with the fixtures and fittings in the toilet areas intact;

but excluding all other fixtures and fittings (whether or not they are the Landlord’s fixtures or the Tenant’s fixtures).

“permitted occupier” means any person on the Leased Premises for any period expressly or by implication with the Tenant’s authority (including the Subtenants).

“Permitted Use” shall have the meaning ascribed to it in Clause 3.15.1.

“person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Plans” shall have the meaning ascribed to it in Clause 3.10.4.

“Policy” shall have the meaning ascribed to it in Clause 3.8.1.

“Property” means the whole of Lot 6431V Mukim 5 at 31 International Business Park, Creative Resource, Singapore 609921, and shall include the Leased Premises, Common Property, Building and the Mechanical and Electrical Equipment.

“Project Consultants” means the architect, mechanical and electrical engineer, structural engineer and other professional consultants engaged for the Tenant’s Works.

“Renovation Deposit” shall have the meaning ascribed to it in Clause 3.10.2.

“Rent” means the Monthly Rent Amounts and the Top-Up Amounts.

“Requisite Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary to lawfully commence, carry out and complete the Tenant’s Works.

“Rules” means the rules (including changes to the rules) relating to the safety, conduct and management of the Property, which are made (or varied) by the Landlord or JTC Provided always that such rules (other than those made, varied or required by any Law, or JTC or any relevant authority) shall not materially and adversely affect the Tenant’s usual business activities.

“Security Deposit Amount” shall have the meaning ascribed to it in Clause 3.7.1.

“Subtenants” means all subtenants, licensees and occupants under the Subtenancies (if any).

“Subtenancies” means:

(a)	all subtenancies, licences and occupation agreements (if any) in respect of any part of the Leased Premises existing as at the date of this Lease; and

(b)	all subtenancies, licences and occupation agreements (if any) entered or to be entered into by the Tenant at any time during the Term in respect of any part of the Leased Premises, whether such subtenancies, licences and occupation agreements are new or renewals of existing subtenancies, licences and occupation agreements.

“Taxes” means any goods and services tax, imposition, duty and levy, which may be imposed before, on or after the commencement of this Lease, by the relevant authority but does not include income tax which is payable by the Landlord.

“Tenant’s Works” means any new works after the commencement of this Lease to be carried out in accordance with Clause 3.10.

“Tenant’s Works Guidelines” means the written guidelines relating to Tenant’s Works prepared by the Landlord or the Landlord’s consultants (including all amendments and modifications from time to time) which will be made available to the Tenant.

“Term” means the term of this Lease as specified in Clause 2.1.

“Three-Week Period” shall have the meaning ascribed to it in Clause 6.3.

“Top-Up Amounts” shall have the meaning ascribed to it in Clause 2.1.

“Utilities” means electricity, water, sewerage, gas and telecommunications.

“14-Day Period” shall have the meaning ascribed to it in Clause 6.5.1.

1.2	General:

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise:

1.2.1	The singular includes the plural and conversely.

1.2.2	A gender includes all genders.

1.2.3	A person includes an individual and a corporation.

1.2.4	A reference to the Landlord includes its successors and assigns and all persons entitled to possession of the Leased Premises at the end of this Lease. A reference to the Tenant includes its successors and permitted assigns.

1.2.5	A reference to a right or obligation of any two or more persons confers that right or imposes that obligation, on each of them individually and both (or all) of them together.

1.2.6	Each schedule of and annexure to this Lease forms part of it.

1.2.7	Unless stated otherwise, one word or provision does not limit the effect of another.

1.2.8	Reference to the whole includes part.

1.2.9	Every obligation by the Tenant is taken to include an obligation by the Tenant to ensure that each of its employees, agents, independent contractors, permitted occupiers and others under its control comply with that obligation.

1.2.10	If under this Lease or the Rules, the Tenant requires the consent or approval of the Landlord for any action, the Tenant must obtain it in writing before starting to take that action.

1.2.11	If under this Lease or the Rules, the consent or approval of the Landlord is required, the consent and approval of the Landlord may be given or withheld by the Landlord in its absolute discretion (unless this Lease provides otherwise) and upon such reasonable terms as the Landlord thinks is reasonably appropriate.

1.2.12	A reference to the consent or approval of the Landlord is taken to include, where applicable, the consent or approval of JTC.

1.2.13	A right given to the Landlord to have access to the Leased Premises extends to JTC and any persons authorised by the Landlord and JTC and includes the right to bring workmen and appliances onto the Leased Premises.

1.2.14	A reference to an Act of Parliament refers to that Act of Parliament as it applies at the date of this Lease and any later amendment or re-enactment of it.

1.2.15	This Lease shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

2	Letting

2.1	Letting: The Landlord lets the Leased Premises to the Tenant for the term (the “Term”) of five (5) years commencing on 26 June 2008 (“Commencement Date”) subject to the Tenant paying to the Landlord the Rent without any deduction, counterclaim or set-off, and without demand, as follows:

2.1.1	monthly rent shall be paid in advance by cashier’s order or automatic electronic funds transfer (or such other method as mutually agreed) on each and every Payment Date as set out in the monthly rental schedule in Annexure D1. The amount of monthly rent payable on each respective Payment Date shall be the amount shown under the column headed “Present Value Rent” in Annexure D1. It is agreed that the Landlord shall deduct the monthly rents payable under this Clause 2.1.1 (except the monthly rent payable on the Commencement Date) from the Security Deposit Amount on the respective Payment Dates. The monthly rents payable under this Clause 2.1.1 shall be collectively referred to as the “Monthly Rent Amounts”.

2.1.2	the First Top-Up Amount (defined below) shall be paid in full by cashier’s order, automatic electronic funds transfer or cheque (or such other method as mutually agreed) on the First Top-Up Payment Date (defined below); and

2.1.3	the Second Top-Up Amount (defined below) shall be paid in full by cashier’s order, automatic electronic funds transfer or cheque (or such other method as mutually agreed) on the Second Top-Up Payment Date (defined below).

2.1.4	The Landlord’s calculation of each Top-Up Amount payable by the Tenant shall be conclusive and binding on the Tenant save for manifest error.

For the purposes of this Clause 2.1:

“CPI” means the monthly consumer price index published by the Singapore Department of Statistics.

“CPI Percentage Variation” means the total percentage variation of the Consumer Price Index (“CPI”) of Singapore calculated on a month to month basis aggregated for the twenty-four (24) months of the Top-Up Period as published by the Singapore Department of Statistics (“DOS”) or other government authority or statutory board in place of DOS, truncated to three decimal places (for example, 1.2457 shall be 1.245) and then rounded up to two decimal places (for example, 1.245 to 1.25), a working example of which is annexed as Annexure D2.

If the DOS ceases publication of the CPI, the Landlord and Tenant shall refer to a comparable index (the “Replacement Index”) if any, published by a government authority or statutory board, provided that such Replacement Index must be a measure of the change in the cost of a fixed basket of goods and services which are commonly used by the majority of households in Singapore within a specified time period.

“First Top-Up Amount” means:

(i)	if the CPI Percentage Variation for the First Top-Up Period exceeds 5% but is less than or equal to 7.5%, an amount equal to:

S$ {[(1 + CPI Percentage Variation) x 1,280,167 – 1,344,175] x 24}; or

(ii)	if the CPI Percentage Variation for the First Top-Up Period exceeds 7.5%, an amount equal to:

S$ [(1.075 x 1,280,167 – 1,344,175) x 24].

“First Top-Up Payment Date” means 26 June 2010.

“First Top-Up Period” means the period of twenty-four (24) months commencing from the Commencement Date.

“Payment Dates” mean the dates described in the column headed “Payment Date” in Annexure D1 and “Payment Date” means any one of such dates as the context requires.

“Second Top-Up Amount” means:

(i)	if the CPI Percentage Variation for the Second Top-Up Period exceeds 5% but is less than or equal to 7.5%, an amount equal to:

S$ {{[(1 + CPI Percentage Variation) x (1,344,175 + First Top-Up Amount ÷ 24)] – 1,411,384} x 12}; or

(ii)	if the CPI Percentage Variation for the Second Top-Up Period exceeds 7.5%, an amount equal to:

S$ {[1.075 x (1,344,175 + First Top-Up Amount ÷ 24) – 1,411,384] x 12}.

“Second Top-Up Payment Date” means 26 June 2012.

“Second Top-Up Period” means the period of twenty-four (24) months commencing from 26 June 2010.

“Top-Up Amounts” means the First Top-Up Amount and the Second Top-Up Amount, and individually, “Top-Up Amount”.

“Top-Up Period” means the First Top-Up Period or the Second Top-Up Period, as the case may be.

2.2	Exceptions:

2.2.1	This Lease is subject to the following rights of the Landlord:

(i)	to the free and uninterrupted passage and running of water, gas, sewage, electricity, air-conditioning services, telephone and other services or supplies from and to other parts of the Property in and through the Conducting Media and ancillary apparatus which now are or may during the Term be in, on, under or over the Leased Premises;

(ii)	to enter the Leased Premises, referred to in Clause 3 below;

(iii)	to erect scaffolding for renovating, retrofitting, refurbishing, altering, repairing, cleaning or painting the Building provided the Landlord shall ensure that there will be minimal inconvenience, as is reasonable in the circumstances, caused to the Tenant;

(iv)	of support and protection enjoyed by the other parts of the Building; and

(v)	to build upon, alter, rebuild, develop or use the premises adjoining or outside of the Leased Premises provided this does not adversely affect the Tenant’s ability to use the Leased Premises in accordance with this Lease.

2.2.2	The rights mentioned in Clause 2.2.1 above may also be exercised by any persons authorised by the Landlord or any person who is or who becomes entitled to exercise them.

2.3	Rights

2.3.1	The Leased Premises are let with the benefit of the following rights:

(i)	the right for the Tenant to use the Common Property for ingress to and egress from the Leased Premises in, over and along the usual entrances, landings and corridors leading thereto; and

(ii)	the right for the Tenant to use the toilet facilities in the Common Property.

2.3.2	The rights mentioned in Clause 2.3.1 above may also be exercised by:

(i)	any persons authorised by the Tenant but only for proper purposes connected with the use or enjoyment of the Leased Premises; and

(ii)	the Landlord, persons authorised by the Landlord and other persons similarly entitled.

3	Tenant’s Obligations

The Tenant agrees with the Landlord that:

3.1	Rent

The Tenant must pay the Rent at the times and in the manner specified in Clause 2.1.

3.2	Interest

3.2.1	If the Tenant does not pay the Rent or any other sums owing to the Landlord under this Lease within seven (7) days after the due date (whether or not formally demanded) or if the Landlord refuses to accept the tender of Rent or any other sums owing to the Landlord under this Lease because of a default by the Tenant under this Lease, the Tenant must pay the Interest on that sum as from the due date until the sum is paid to, or accepted by, the Landlord. Such Interest will be recoverable from the Tenant as if it is rent in arrears.

3.2.2	Nothing in Clause 3.2.1 above entitles the Tenant to withhold or delay any payment or affects the rights of the Landlord in relation to non-payment.

3.3	Taxes

3.3.1	In addition to the Rent and other sums payable under this Lease, the Tenant must pay the Landlord immediately on demand, the Taxes payable by the Landlord in respect of:

(i)	any sum payable by the Tenant under this Lease; and/or

(ii)	the occupation and lease of the Leased Premises.

3.3.2	Without prejudice to the generality of the foregoing, the Tenant shall stamp this Lease (in duplicate) and bear all stamp duty (including any additional stamp duty on this Lease or penalties in connection therewith which may be assessed or imposed by the Inland Revenue Authority of Singapore).

3.3.3	The Tenant shall pay or indemnify the Landlord against Taxes and any claims, demands, actions, proceedings, judgments, damages, losses, costs and expenses which the Landlord may suffer or incur as a result of or in connection with any failure or delay by the Tenant in the payment or discharge of any such Taxes or stamp duty.

3.4	Utilities

The Tenant must pay the cost of Utilities provided to the Property or used by the Tenant or any occupier of the Property.

3.5	Property Tax and Land Rent

3.5.1	The Tenant must pay or reimburse to the Landlord immediately on demand, any property tax imposed by the relevant authority on the Property in respect of any period during the Term (including any property tax levied or imposed retrospectively). Such property tax will be recoverable from the Tenant as if it is rent in arrears.

3.5.2	The Tenant must pay or reimburse to the Landlord immediately on demand, any Land Rent charged by JTC or other relevant authority in respect of any period during the Term (including any Land Rent levied or imposed retrospectively). Such Land Rent will be recoverable from the Tenant as if it is rent in arrears.

3.5.3	The liability of the Tenant to pay the property tax and Land Rent in respect of any period during the Term will not be affected by the expiry or termination of this Lease.

3.5.4	Objection to:

(i)	any assessment of annual value or imposition of property tax on the Property; and/or

(ii)	any assessment of Land Rent,

during the Term may only be made by the Landlord in its sole discretion.

3.6	Outgoings, costs of repairs and maintenance etc

In addition and without prejudice to Clauses 3.4 and 3.5, the Tenant must be responsible for, and pay all capital expenditure and outgoings in relation to, the Property from the date of this Lease including but not limited to the following:

3.6.1	internal and external property repairs, maintenance and replacement for the Property (excluding repairs to the base building of a structural nature);

3.6.2	repair, replacement (where necessary and/or where beyond repair), operation and maintenance of all Mechanical and Electrical Equipment;

3.6.3	security of the Property;

3.6.4	repairs, replacement (where necessary and/or where beyond repair) and maintenance of the roof top amenities and ground level ponds;

3.6.5	landscaping for the Property;

3.6.6	repairs mentioned in Clause 3.9;

3.6.7	maintenance and operation of the car park in the Property; and

3.6.8	rectification of the items set out in the list of items to be rectified by the Tenant during the Lease Term attached as Schedule 4.

For the avoidance of doubt the Landlord shall not be responsible for any capital expenditure or outgoings mentioned in this Clause. The Tenant shall be fully responsible for the same and for all capital expenditure and costs in connection to the repair, maintenance and replacement of the Tenant’s equipment.

3.7	Security Deposit

3.7.1	The Tenant must, on the Commencement Date, pay to the Landlord a security deposit equivalent to S$72,207,132.00 (“Security Deposit Amount”):

(i)	as security for compliance by the Tenant of all the provisions in this Lease; and

(ii)	to secure or indemnify the Landlord against:

(a)	any loss or damage resulting from any default by the Tenant under this Lease; and

(b)	any claim by the Landlord at any time against the Tenant in relation to any matter arising out of or in connection with the Property,

whether or not this Lease is existing; and

(iii)	for deductions to be made by the Landlord under Clause 2.1.1.

3.7.2	The Tenant must, on the date falling forty-eight (48) months after the Commencement Date, that is, 26 June 2012, pay to the Landlord a sum of S$2,500,000.00, which shall be added to and form part of the Security Deposit Amount. For the payment of the said sum of S$2,500,000.00 or any amount under Clause 3.7.4, the Tenant shall furnish a bank guarantee, in the form attached as Annexure B, for the said sum of S$2,500,000.00 issued by a commercial bank holding a full banking licence with the Monetary Authority of Singapore, which has an “A” rating by Standard & Poor’s and which must be acceptable to the Landlord, with a claim period of at least six months (or such other period as the Landlord may agree to) after the expiry date of the bank guarantee.

3.7.3	If any default by the Tenant under this Lease occurs, the Landlord is entitled (but not obliged) to apply the whole or part of the Security Deposit Amount in or towards making good any loss or damage sustained by the Landlord as a result of that default and any expense incurred by the Landlord in making good the loss and damage, in any manner as may be prescribed by the Landlord.

3.7.4	The Tenant must pay to the Landlord an amount equal to the amount applied by the Landlord under Clause 3.7.3 above, as replacement of the part or whole of the Security Deposit Amount applied, within seven (7) days of demand.

3.7.5	The Landlord must repay to the Tenant, the Security Deposit Amount, without interest and after proper deductions by the Landlord (including deductions made under Clause 2.1.1), within the later of one month after:

(i)	the end of this Lease; or

(ii)	the date that the Tenant vacates the Property and complies with its obligations under Clause 3.14.

3.7.6	The Tenant must not set-off any part of the Security Deposit Amount against any Rent or other sums owing to the Landlord.

3.7.7	The rights of the Landlord under this Clause 3.7 are in addition to and will not affect the other rights of the Landlord under this Lease.

3.8	Insurance

3.8.1	The Tenant must take and maintain at the Tenant’s cost and expense a comprehensive public liability insurance policy against claims for personal injury, death or property damage or loss, arising out of or in connection with the Property, for an amount not less than S$5 million in respect of any one occurrence, such policy to be in the joint names of the Landlord and the Tenant with a reputable insurance company in Singapore approved by the Landlord and on the terms and conditions approved by the Landlord (the “Policy”).

3.8.2	The Policy must (where applicable) include:

(i)	a provision for waiver of subrogation against the Landlord;

(ii)	a provision that the liability of the insurer to pay under such policy must not be affected by the act, default, omission or negligence of any party to such policy; and

(iii)	the legal liability of the Tenant for loss or damage to the Property, (including all fixtures and fittings in it), by the deletion from the policy of the relevant exclusion relating to the property in the care, custody or control of the Tenant or any employee of the Tenant.

3.8.3	If the Tenant fails to effect or maintain the Policy as required by Clause 3.8.1, the Landlord may effect the Policy and the premium for any such policy will be a debt due and payable immediately by the Tenant to the Landlord, and such payment will be recoverable from the Tenant as if it is rent in arrears.

3.9	Keep Clean, Maintain and Repair etc

In addition to and without prejudice to Clause 3.6, the Tenant must, at the Tenant’s cost and expense:

3.9.1	keep the Property clean and tidy;

3.9.2	maintain and keep the Property (including both the interior and exterior of the Building), including all fixtures, fittings and installations in it and the Conducting Media in and serving the Property, in good and tenantable repair and condition (except for fair wear and tear);

3.9.3	immediately make good, to the satisfaction of the Landlord, any damage caused to the Property (including the Landlord’s fixtures, fittings and installations in it) or any part of the Property by the Tenant, its employees, agents, independent contractors or any permitted occupier;

3.9.4	repair, maintain and replace (where necessary and/or where beyond repair) the Mechanical and Electrical Equipment to the satisfaction of the Landlord (acting reasonably), which shall include maintenance or replacement of any relevant equipment (as the case may be) in accordance with the relevant manufacturers’ guidelines and recommendations relating to the Mechanical and Electrical Equipment. The Tenant shall from time to time, at intervals of not less than six months, upon request of the Landlord, furnish to the Landlord evidence satisfactory to the Landlord that the Mechanical and Electrical Equipment is maintained in accordance with the provisions of this Clause 3.9.4; and

3.9.5	procure, arrange for and maintain the security services in respect of the Property.

3.10	Tenant’s Works

3.10.1	The Tenant shall carry out the Tenant’s Works in accordance with the guidelines, terms and conditions set out in the Tenant’s Works Guidelines at the cost and expense of the person(s) carrying out the Tenant’s Works.

3.10.2	Prior to carrying out any Tenant’s Works, the Tenant shall, if required by the Landlord, deposit with the Landlord a cash renovation deposit at the rate of S$10.00 per square metre based on the relevant floor area of the Leased Premises under renovation (the “Renovation Deposit”) as security for the due performance by the Tenant of the following obligations:

(i)	the Tenant shall duly comply with the provisions of the Tenant’s Works Guidelines;

(ii)	the Tenant shall remove all waste materials and debris from the Property in a manner satisfactory to the Landlord; and

(iii)	the Tenant shall make good to the satisfaction of the Landlord all damage to the Property and/or the Building resulting from the execution of the Tenant’s Works.

3.10.3	If the Tenant fails to:

(i)	comply with the provisions of the Tenant’s Works Guidelines; or

(ii)	remove all waste materials and debris from the Property; or

(iii)	make good the damage to the Property and/or the Building,

the Landlord may effect the necessary works and apply the Renovation Deposit in meeting the costs and expenses so incurred by the Landlord. The Renovation Deposit, subject to any deductions to be made by the Landlord pursuant to the provisions of this Clause 3.10, shall be repaid to the Tenant, without interest, within one month after the proper completion of the Tenant’s Works in compliance with the provisions of this Clause 3.10. If the Renovation Deposit is insufficient to meet the costs and expenses incurred by the Landlord, the Tenant shall pay to the Landlord within seven (7) days of demand all costs and expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest will be recoverable as if it is rent in arrears).

3.10.4	Prior to the commencement of the Tenant’s Works, the Tenant shall:

(i)	at the Tenant’s own cost and expense engage the Project Consultants (if required) to consider and approve the layout and specifications for the Tenant’s Works and to assist the Tenant in the submission of plans and the supervision of all Tenant’s Works. The fees and expenses of the Project Consultants shall be borne by the Tenant and immediately paid by the Tenant when they fall due. The Project Consultants shall not be deemed to be agents or employees of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of the Project Consultants;

(ii)	if required by the Landlord, at the Tenant’s own cost and expense submit to the Landlord for approval all plans, layouts, designs, drawings and specifications (collectively, the “Plans”) for the Tenant’s Works before the Tenant submits the Plans to JTC or any relevant government authority for approval. The Tenant’s proposals shall comply with guidelines set out in the Tenant’s Works Guidelines. The Landlord shall not unreasonably withhold its approval for the Tenant’s proposals; and

(iii)

if required by the Landlord, to effect and maintain at the Tenant’s cost and expense, comprehensive all risks insurance policies and comprehensive public liability policies, covering the period from the date of commencement of the Tenant’s Works to the date of completion of the Tenant’s Works each of such reasonable amounts as the Landlord may from time to time stipulate, in respect of any one occurrence, with an insurance company approved by the Landlord, naming the Landlord and the Landlord’s mortgagee(s) (if any) as the co-insured parties for their respective rights and interests. Copies of such policies shall be furnished to the Landlord by the Tenant upon written request, prior to the commencement of the Tenant’s Works.

3.10.5	The Landlord shall be entitled to engage the architect(s), engineer(s) or consultant(s) (including the Project Consultants), who were involved in the development of the Property (collectively, the “Base Consultants”) for the purpose of considering the plans, specifications and materials relating to the Tenant’s Works and for the purpose of supervising the carrying out of the Tenant’s Works. In the event that any of the Base Consultants is not available, the Landlord shall be entitled to engage other architects, engineers, or other consultants. The fees and expenses of the Base Consultants or such architect, engineer and consultant(s) incurred by the Landlord shall be at market rate and shall be borne by the Tenant and immediately paid by the Tenant to the Landlord on demand. The said Base Consultants and such other architects, engineers and consultants shall not be deemed to be agents or employees of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of the said architects, engineers or consultants. If the Tenant fails to make payment on demand, the Landlord may effect payment and all expenses so incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord, shall be recoverable from the Tenant as if they were rent in arrears.

3.10.6	Following the approval of the Landlord and the obtaining of the Requisite Consents at the Tenant’s cost and expense, the Tenant shall proceed to carry out and complete the Tenant’s Works to the Landlord’s reasonable satisfaction:

(i)	in accordance with the Plans approved by the Landlord;

(ii)	with good and suitable materials of a type, quality and standard approved by the Landlord;

(iii)	under the supervision of an architect or engineer appointed by the Tenant with the approval of the Landlord (such approval not to be unreasonably withheld);

(iv)	in a good and workmanlike manner by the contractors employed by the Tenant in accordance with good building practice;

(v)	so as to cause minimal obstruction or interference with the works of and minimal nuisance to other tenants or occupiers of the Property as circumstances permit;

(vi)	in accordance with the Requisite Consents in relation to the Tenant’s Works;

(vii)	in accordance with the guidelines, terms and conditions set out in the Tenant’s Works Guidelines;

(viii)	in compliance with all applicable rules and regulations affecting the Tenant’s Works and/or the Property, including rules and regulations of JTC and any other relevant authority; and

(ix)	with due diligence.

3.10.7	The Tenant shall permit the Landlord and its servants or agents by prior notice at all reasonable times to enter into and inspect and view the Leased Premises to ascertain if the Tenant’s Works are or have been carried out in accordance with the provisions of this Clause 3.10. If any breach of the provisions of this Clause 3.10 shall be found upon such inspection, the Tenant shall upon notice by the Landlord take all necessary steps to rectify such breach.

3.10.8	The Tenant shall indemnify and keep the Landlord indemnified against all claims, demands, actions, proceedings, judgments, damages, losses, costs and expenses which the Landlord may suffer or incur as a result of or in connection with:

(i)	any breach, non-observance or non-performance of this Clause 3.10; or

(ii)	the Tenant’s Works.

3.10.9	Any delay in carrying out or completing the Tenant’s Works shall not be a ground for non-payment of Rent or other sums owing to the Landlord, or discharge in any way the Tenant from the performance and observance of the obligations, covenants, conditions and provisions on the Tenant’s part to be performed and observed.

3.10.10	On completion of the Tenant’s Works, the Tenant shall submit to the Landlord copies of all approvals including without limitation the approval from the Fire Safety Bureau and plans required by Law in relation to the Tenant’s Works.

3.11	Alterations

3.11.1	Without prejudice to the provisions to Clause 3.10, the Tenant must not:

(i)	make any alterations or additions to or affecting the structure or exterior of the Leased Premises or the Building; or

(ii)	carry out works involving the hacking of the floors or the structural columns and beams of the Leased Premises or the Building.

3.11.2	The Tenant must not make any alterations or additions to the interior of the Leased Premises (including the Landlord’s installations in it), without the prior written approval of the Landlord (which approval shall not be unreasonably withheld), JTC and the relevant authorities. The approved alterations and additions must be carried out by the Tenant at its own cost and expense and in accordance with Clause 3.10 and all references to “Tenant’s Works” shall, in this context, mean and refer to such approved alterations and additions.

3.12	Landlord’s Right of Inspection and Repair

3.12.1	The Tenant must allow the Landlord to enter the Leased Premises at all reasonable times after giving to the Tenant two (2) Business Days’ prior written notice (except in an emergency) to:

(i)	establish if the provisions of this Lease have been observed;

(ii)	inspect the condition of the Leased Premises; and

(iii)	take a schedule of fixtures.

3.12.2	If the Tenant has failed to do anything which is the liability of the Tenant, the Tenant must carry out the necessary works with all due diligence within the time period specified in the Landlord’s notice, to the satisfaction of the Landlord.

3.12.3	If the Tenant does not complete the necessary works in time, the Landlord may enter the Leased Premises to do the necessary works and the Tenant must reimburse the Landlord the Landlord’s costs and expenses of doing so immediately on written demand by the Landlord.

3.13	Landlord’s Right of Entry

3.13.1	The Tenant must allow the Landlord, after giving to the Tenant two (2) Business Days’ prior written notice, or JTC to enter the Leased Premises at all reasonable times (except in an emergency):

(i)	to carry out any works relating to the Conducting Media and to install additional Conducting Media;

(ii)	to carry out any works which the Landlord or JTC considers necessary or desirable to any part of the Leased Premises (including the services and facilities in it);

(iii)	to exercise any right granted to the Landlord by this Lease or granted to JTC by the Head Lease;

(iv)	to repair or maintain the Property (including cleaning the exterior windows of the Building); and

(v)	to develop the remainder of the Property or any neighbouring land or premises, including the right to build onto any boundary wall of the Property or to carry out works or development outside the Leased Premises provided that such development does not adversely affect the Tenant’s ability to use the Leased Premises in accordance with this Lease.

3.13.2	In carrying out the work, the Landlord will cause as little disturbance to the use of the Leased Premises by the Tenant as is reasonably possible in the circumstances. The Landlord need not pay any compensation for any nuisance, annoyance, inconvenience or damage caused to the Tenant save where the Landlord has breached its obligation under this Clause 3.13.2.

3.14	Vacation of Leased Premises

3.14.1	At the end of this Lease, the Tenant must at its cost and expense:

(i)	remove all the Tenant’s (and any subtenants’ and occupiers’) fixtures, fittings, furniture and belongings (including signs erected by or on behalf of the Tenant, any subtenant or occupier) from the Leased Premises, whether installed before, on or after the date of this Lease, unless the Landlord otherwise agrees or requires in writing any fixtures or fittings to be retained in the Leased Premises at a price to be agreed by the parties;

(ii)	reinstate to the Original Condition (except for fair wear and tear), repair, clean and decorate the Property in accordance with the Tenant’s obligations under this Lease, to the satisfaction of the Landlord provided always that:

(a)	the Tenant’s obligations to reinstate herein shall not extend to any part of the Leased Premises which is occupied by Subtenants who had obtained the Landlord’s prior consent to remain in the Leased Premises as the Landlord’s tenant after the end of this Lease;

(b)	the existing inter-tenancy partitions used for separating the individual units occupied by the Subtenants shall not be removed; and

(c)	with respect to the area(s) designated as auditorium in the Property, the Original Condition means the state and condition of such area(s) designated as auditorium together with all fittings and furniture therein as at the date of this Lease.

(iii)	redecorate the Building to the satisfaction of the Landlord with two coats of good quality oil or emulsion paint and other appropriate treatment of all internal parts of the Building, in a good and workmanlike manner and using appropriate materials as the Landlord may reasonably and properly require;

(iv)	make good to the satisfaction of the Landlord all damage to the Property due to the removal of the Tenant’s (and any subtenants’ and occupiers’) belongings, reinstatement or redecoration of the Building;

(v)	appoint, if necessary:

(a)	a specialist contractor nominated by the Landlord and appointed by the Tenant for structural and engineering works; and

(b)	a contractor nominated and appointed by the Tenant and approved by the Landlord for all other works (such approval not to be unreasonably withheld); and

(vi)	vacate the Building and give the Building back to the Landlord together with all keys of the Building.

3.14.2	If the Tenant fails to comply with Clause 3.14.1 above, the Landlord may carry out the necessary works at the Tenant’s cost and expense.

3.14.3	If the Landlord carries out the necessary works referred to in Clause 3.14.2:

(i)	the Tenant must pay to the Landlord immediately on demand:

(a)	all the Landlord’s cost and expense supported by invoices and receipts; and

(b)	a sum equivalent to the Rent calculated based on the period taken by the Landlord to complete the works; and

(ii)	a statement from the Landlord of the cost and expense incurred is final and binding on the Tenant, save for manifest error.

3.14.4	The provisions of this Clause 3.14 shall continue to apply notwithstanding the expiry or earlier termination of this Lease.

3.15	Permitted Use

3.15.1	Not to use or permit the Leased Premises for any purpose except for such use approved under the Head Lease or by JTC (the “Permitted Use”).

3.15.2	The Tenant must use or ensure that the Leased Premises is used for activities (both predominant and ancillary) which are in strict compliance with the Head Lease and all relevant JTC and statutory rules and regulations governing the use of the Leased Premises.

3.15.3	The Tenant is responsible for obtaining and keeping in force all necessary approvals required by the Law for the operation of its business or the business of any permitted occupier in the Leased Premises, at its own cost and expense, and must ensure that the terms and conditions of such approvals are strictly complied with.

3.16	Obligations relating to the use of the Property

The Tenant agrees with the Landlord:

3.16.1	Machines

Not to install any machine in the Leased Premises which causes noise, fumes or vibration which can be heard, smelled or felt outside the Leased Premises, unless approvals from JTC and all other relevant authorities have been obtained for the use and installation of such a machine.

3.16.2	Combustible Substance

Not to store any petrol or other specially inflammable, explosive, toxic, hazardous or combustible substance or any unlawful goods in the Leased Premises unless:

(i)	approvals from JTC and all other regulatory authorities have been obtained for the storage of such inflammable, explosive, toxic, hazardous or combustible substances in the Leased Premises; and

(ii)	the Tenant has given the Landlord not less than 14 days’ prior written notice of their intention to store such inflammable, explosive, toxic, hazardous or combustible substances in the Leased Premises.

3.16.3	Nuisance

Not to do anything in the Leased Premises which is or may become or cause a nuisance, annoyance, disturbance, inconvenience or damage to the Landlord or other tenants or occupiers of the Property or to the owners, tenants and occupiers of adjoining and neighbouring properties.

3.16.4	Illegal Purpose

Not to use the Leased Premises for any dangerous, noisy or offensive trade or business nor for any illegal or immoral act or purpose.

3.16.5	No Residential Use

Not to use the Leased Premises for residential purposes.

3.16.6	No cooking

Not to prepare or cook food in the Leased Premises except in areas which may be provided and which are approved by the Landlord for that purpose.

3.16.7	No Pets and Pests

(i)	Not to keep any pets (save for fish in fish tanks) in the Leased Premises.

(ii)	To use best endeavours to keep the Leased Premises free of pests.

3.16.8	No Blockage

To keep all pipes, drains, basins, sinks and water-closets in the Property clean and unblocked.

3.16.9	Cleaning Contractor

If required by the Landlord, to employ a cleaning contractor approved by the Landlord for cleaning the Property.

3.16.10	Floor Loading

(i)	Not to load any part of the floors of the Building to a weight greater than the applicable load threshold specified in Annexure C, without the prior approval of the Landlord.

(ii)	If the Landlord approves, to comply with the advice of the Landlord or its consultant on the routing, installation, distribution and location of the load and pay the fees charged by the Landlord’s consultant for that advice immediately on demand.

(iii)	To make good any damage to the Property caused by the bringing in of such load.

(iv)	The decision of the Landlord’s consultant is final and binding on the Tenant, save for manifest error.

3.16.11	Not to Overload Installations

(i)	Not to overload the lifts, electrical installation or Conducting Media in the Property.

(ii)	Not to interfere with or impose an additional loading on any ventilation, air-conditioning or other plant serving the Property.

3.16.12	Curtain Wall

Not to:

(i)	paint; or

(ii)	make any additions or alterations to; or

(iii)	exert any force or load or place any structures or articles or materials on,

the curtain wall (if any), its frame structure and all its related parts, which would make the warranty (if any) granted in favour of or assigned to the Landlord for such wall and structure invalid.

3.16.13	No obstruction

Not to cause major obstruction of the Common Property.

3.16.14	Lifts

To comply with all relevant Law and guidelines relating to lifts.

3.16.15	Running of Wires

Not to run the wires for any telecommunications facility in the Leased Premises such that the wires run across the floor or ceiling or along the walls but to conceal the wires in conduits unless it is impracticable to do so.

3.16.16	Not to Void Insurance

(i)	Not to do anything which may:

(a)	make any policy of insurance taken out by the Landlord invalid or capable of cancellation; or

(b)	increase the premium on such insurance.

(ii)	If the Tenant is in default of Clause 3.16.16(i) above, to make good any damage suffered by the Landlord and to pay the increased premium and all cost and expense incurred by the Landlord with respect to the renewal of such policy, without affecting any other rights of the Landlord.

3.16.17	To Give Notice

To give immediately to the Landlord:

(i)	a copy of any notice or order from any government authority which relates to the Property; and

(ii)	notice of any defect in the Property which may give rise to a liability or duty on the Landlord.

3.16.18	Rules

To comply with the Rules.

3.16.19	Auction Sales

Not to hold any sales by auction on the Leased Premises.

3.16.20	No Hacking

Not to carry out any works involving the hacking of the floors or the structural columns and beams of the Building.

3.16.21	Secure Doors

To ensure that all doors of the Building are separately and properly locked and secured when the Building is not occupied.

3.16.22	Disposal of Debris

(i)	To ensure that all debris in the Property are disposed of by the Tenant daily in the manner prescribed by the Landlord.

(ii)	If the Tenant fails to comply with Clause 3.16.22 (i) above, the Landlord is entitled (but not obliged) to dispose of the debris. All costs and expenses incurred by the Landlord must be paid by the Tenant to the Landlord immediately on demand.

3.16.23	Electrical or Mechanical Interference

The Tenant must ensure that any electrical installations, machines or equipment at the Leased Premises do not cause heavy power surge, high frequency voltage and current, air-borne noise, vibration or any electrical or mechanical interference or disturbance whatsoever which prevents in any way the service or use of any communication system or affects the operation of other equipment, installations, machinery or plants of the neighbouring premises.

3.16.24	Fire Safety

To keep the Property including its fixtures, fittings, installations and appliances in a safe condition by adopting all necessary measures to prevent an outbreak of fire in the Property, and to this end, the Tenant must comply with all requirements of the Landlord, the Fire Safety and Shelter Department, JTC and/or other relevant body or authority. In addition, the Tenant shall designate one or more employees as fire-safety officers as required under applicable regulations.

3.16.25	Prevention of Infectious Diseases

Without prejudice to Clause 3.16.26 below, to promptly comply, at the Tenant’s cost and expense, with the Law and all guidelines, rules and requirements (including but not limited to the Infectious Diseases Act, Chapter 137 of Singapore) of the relevant authorities from time to time relating to infectious diseases.

3.16.26	Notice of Any Infectious Disease

Forthwith to give notice to the Landlord and the relevant authorities if the Tenant is aware or suspects that any person who has visited or been present in the Property is suffering or has died from or is a carrier of an infectious disease and to provide such other information or particulars as may be required by the Landlord and/or the relevant authorities.

3.17	Advertisements and Signs

3.17.1	Except for:

(i)	the existing signage (“Existing Signage”) on the Building as at the date of this Lease which may be retained; and

(ii)	banners relating to the core business of Creative Technology Ltd in such manner that is consistent with the image of the buildings located in the International Business Park,

the Tenant must not display any name, sign, notice or advertisement inside the Property which can be seen from outside the Property nor any name, sign, notice or advertisement outside the Property, except with the prior consent of the Landlord (which may be granted on such conditions as the Landlord may impose including payment of signage fees) and where required, JTC and the relevant authorities, and in a style and manner and at a location previously approved by the Landlord. The Tenant must also obtain the Landlord’s approval for any change to the Existing Signage (which shall not be unreasonably withheld).

3.17.2	If the Tenant displays any name, sign, banners, notice or advertisement in default of Clause 3.17.1 above and fails to remove the same within reasonable time upon the Landlord’s notice to do so, the Tenant must allow the Landlord to enter the Property to remove them and pay to the Landlord immediately on demand the Landlord’s costs and expenses of doing so.

3.17.3	The Landlord shall be entitled to display the Landlord’s signage on the Building, which shall not adversely impact the Existing Signage.

3.18	Reletting

Within twelve (12) months before the end of this Lease, to allow all persons authorised by the Landlord or its agents to view the Leased Premises at all reasonable times by prior written notice of one (1) Business Day in connection with any reletting provided such viewings shall not materially and adversely interfere with the Tenant’s operations.

3.19	Compliance with the Law

3.19.1	The Tenant must promptly comply, at its cost and expense, with the Law and all requirements of the relevant authorities in force at the moment relating to:

(i)	the Property;

(ii)	the use or occupation of the Property;

(iii)	anything done in the Property by the Tenant or any permitted occupier; and

(iv)	anything in the Property.

3.19.2	Without affecting Clause 3.19.1 above, not to allow the Leased Premises to be used as a place in which any person is employed in contravention of any Law in force at the moment.

3.20	Indemnity by Tenant

To indemnify the Landlord against all claims, demands, actions, proceedings, judgments, damages, losses, costs and expenses of any nature which the Landlord may suffer or incur as a result of or in connection with:

3.20.1	any occurrences in the Property or the use or occupation of the Property by the Tenant or by any of the Tenant’s employees, independent contractors, agents or any permitted occupier;

3.20.2	the Tenant or its employees, independent contractors, agents or any permitted occupier to the Property, the Building or any property in them (including those caused directly or indirectly by the use or misuse, waste or abuse of Utilities or faulty fittings or fixtures);

3.20.3	any default by the Tenant in connection with the provisions of this Lease; or

3.20.4	any Subtenancy.

3.21	Assignment and Subletting

3.21.1	The Tenant shall not:

(i)	assign, sublet, mortgage or charge this Lease or the Leased Premises; or

(ii)	licence, part with or share possession or occupation of the Leased Premises or grant third parties any rights over the Leased Premises,

without the prior written consent of JTC (if required) and the Landlord (such consent not to be unreasonably withheld in the case of subletting).

3.21.2

(i)	Any change in the management control or majority shareholders of the Tenant made without the prior consent of the Landlord will be treated as an assignment of this Lease provided the consent of the Landlord shall not be required if the Shareholders’ Equity of the Tenant is not less than S$6,000,000.00 and the Tenant shall have first notified the Landlord of such change.

(ii)	If there shall be a change in the management control or majority shareholders of the Tenant from that existing at the date of this Lease, the Tenant covenants and undertakes with the Landlord that the Shareholders’ Equity of the Tenant throughout the Term of this Lease shall not at any time fall below S$6,000,000.00.

3.21.3	For the purpose of this Clause:

(i)	“majority shareholder” means a person who:

(a)	controls the composition of the board of directors of the Tenant; or

(b)	controls more than 50% of the issued share capital of the Tenant; or

(c)	controls more than 50% of the voting power of the Tenant; and

(ii)	“Shareholders’ Equity” shall be the amount as reflected in the Tenant’s latest audited accounts.

3.21.4	The Tenant must notify the Landlord in writing of subletting applications.

3.21.5	Without prejudice to Clause 3.21.1(i), any fees payable to JTC in relation to subletting of the Leased Premises shall be borne by the Tenant. In granting its consent to any application by the Tenant under Clause 3.21.1, the Landlord may impose reasonable conditions for its consent to the subletting.

3.22	Carpark

3.22.1	In addition to and without prejudice to Clauses 3.6 and 3.9, the Tenant shall at its own cost and expense maintain and operate the carpark in the Property.

3.22.2	Without prejudice to the foregoing:

(i)	the Landlord may prohibit the Tenant from parking in the Property other than in designated parking areas; and

(ii)	the Tenant must comply with all rules and regulations imposed by Law on the management and operation of the carparks in the Property.

3.23	No Lodgement of Caveat, Registration of Lease and Subdivision

3.23.1	Not to lodge a caveat in respect of this Lease nor register this Lease at the Singapore Land Authority, whether before or during the Term. The Tenant undertakes to immediately withdraw any caveats lodged in default of this Clause at its own cost and expense.

3.23.2	The Tenant must not require the Landlord to subdivide the Property or do any act which could result in the Landlord being required to subdivide the Property.

3.23.3	The Landlord and the Tenant hereby agree and acknowledge that this Lease does not operate as a lease capable of registration under the provisions of the Land Titles Act (Cap. 157) or any other Law.

3.24	Obligations under Head Lease

Notwithstanding any other provisions in this Lease:

3.24.1	The Tenant shall comply with, perform, observe and be bound by the obligations of the Landlord contained or referred to in the Head Lease, under which the Landlord holds the Property. Particulars of the documents constituting the Head Lease (the “Head Lease Documents”) as at the date of commencement of the Term are set out in Schedule 2, and the Tenant acknowledges that it has received copies of the Head Lease Documents.

3.24.2	The Tenant shall also comply with, perform, observe and be bound by the obligations of any additional or supplemental documents made or to be made from time to time between the Landlord and JTC pursuant to the Head Lease Documents, in relation to the Property, where copies of such additional or supplemental documents have been furnished to the Tenant.

3.24.3	The Tenant shall comply with, perform, observe and be bound by the conditions (if any) imposed by JTC or any other relevant authority in relation to the Property.

3.24.4	The Tenant must indemnify the Landlord from and against all claims, demands, actions, proceedings, judgements, damages, losses, costs and expenses (on a full indemnity basis) which the Landlord may suffer or incur as a result of or in connection with the Tenant’s breach of this Clause 3.24.

3.25	Subletting fees in respect of this Lease

Without prejudice to and notwithstanding any other provisions of this Lease or the Law, the Tenant must pay or reimburse the Landlord immediately on demand, any subletting fees imposed by JTC or other relevant authority in respect of this Lease (including any subletting fees levied or imposed retrospectively). Such subletting fees will be recoverable from the Tenant as if it is rent in arrears.

3.26	Financial Statements

For so long as this Lease is subsisting, the Tenant shall furnish to the Landlord within ninety (90) days after issue of its audited financial statements for each financial year a certified true copy of its financial statements.

3.27	Agreed Defects

3.27.1	The Tenant shall at its own cost repair, rectify and make good all the agreed defects and carry out all the recommendations specified in the extract from technical due diligence report dated 22 April 2008 from Building Appraisal Pte Ltd attached as Schedule 3 (“Technical Due Diligence Report”) which were not repaired, rectified or made good by the Tenant on or before the date of this Lease to the satisfaction of the Landlord by the following dates:

(i)	with respect to all the items (save for item 4) of the Technical Due Diligence Report, on or before the expiry of four (4) months after the date of this Lease; and

(ii)	with respect to item 4 of the Technical Due Diligence Report, on or before the expiry of twelve (12) months after the date of this Lease.

3.27.2	If any of the defects or recommendations

(i)	with respect to all the items (save for item 4) of the Technical Due Diligence Report remains unrectified by the expiry of four (4) months after the date of this Lease; or

(ii)	with respect to item 4 of the Technical Due Diligence Report remains unrectified by the expiry of twelve (12) months after the date of this Lease,

the Landlord will be entitled to carry out and complete such works and deduct from the Security Deposit Amount a sum equivalent to the aggregate of the costs and expenses (“Repair Costs”) for the completion of such works. The Tenant shall on demand by the Landlord place with the Landlord a sum equivalent to the Repair Costs. The Repair Costs will be recoverable from the Tenant as if it is rent in arrears.

4.	Landlord’s Obligations

The Landlord agrees with the Tenant as follows:

4.1	No Interruption

If the Tenant pays the Rent, and complies with the Tenant’s obligations in this Lease, the Tenant may occupy and use the Leased Premises throughout the Term without any interruption by the Landlord, except only as provided in this Lease.

4.2	Structure

Subject to the provisions of this Lease, the Landlord shall at its own cost maintain in good and tenantable repair and condition (fair wear and tear excepted) the structural parts of the Building.

4.3	Insurance

The Landlord shall take out insurance for the Building as it deems fit.

5.	Landlord Not Liable

5.1	Notwithstanding anything contained in this Lease, the Landlord is not liable to the Tenant and the Tenant must not claim against the Landlord for any death, injury, loss or damage (including indirect, consequential and special losses) which the Tenant may suffer in respect of any of the following (except where caused by the gross negligence or wilful default of the Landlord):

5.1.1	any failure or inability of or delay by the Landlord in fulfilling any of its obligations under this Lease; or

5.1.2	any act, omission or negligence of any employee, agent, independent contractor, invitee or licensee of the Landlord; or

5.1.3	any act, omission or negligence of any contractor nominated or approved by the Landlord under this Lease, and such contractor appointed by the Tenant will not be treated as an employee or agent of the Landlord; or

5.1.4	leakage or defect in the piping, wiring and sprinkler system or defect in the structure of the Property; or

5.1.5	death, injury, loss or damage caused by other persons in the Property; or

5.1.6	the use of the carparks in the Property; or

5.1.7	any failure or delay by the Landlord in the taking or implementing of steps and measures, or the insufficiency or inadequacy of any such steps or measures taken by the Landlord, to prevent any outbreak, spread or any transmission whatsoever of any infectious disease in the Property.

5.2	Without prejudice to the provisions of Clause 5.1, the Landlord is not responsible to the Tenant or to its employees, independent contractors, agents or permitted occupiers nor to any other persons for any death, injury, loss or damage sustained at or originating from the Property directly or indirectly caused by, resulting from or in connection with:

5.2.1	any act, omission or negligence of the Landlord or its employees, agents, independent contractors, invitees or licensees (except in the case of gross negligence or wilful default of the Landlord); or

5.2.2	any wilful misconduct of the Landlord’s employees, agents, independent contractors, invitees or licensees (except in the case of gross negligence or wilful default of the Landlord); or

5.2.3	any terrorist act regardless of any other cause or event contributing concurrently or in any other sequence to the loss (including, but not limited to, any action taken in controlling, preventing, suppressing or in any way relating to any terrorist act); or

5.2.4	any steps or measures or action taken by the Landlord or its employees, agents, independent contractors, invitees or licensees which is deemed appropriate or necessary by the Landlord to comply with any direction, order or other requirement under or in connection with the Infectious Diseases Act (Cap. 137), any other Law or any guideline, rule or requirement of the relevant authorities from time to time for the purpose of the taking of any protective measure, treatment, prevention or other dealings in relation to an infectious disease; or

5.2.5	any Force Majeure.

6.	Option to Renew

6.1	If:

6.1.1	the Tenant gives written notice to the Landlord, not later than fourteen (14) months before the expiry date of the Term (time being of the essence), that it requires a further lease. In this regard, unless it is stated in the Tenant’s notice that the Tenant requires a further lease of part of the Leased Premises (which shall comprise a net lettable area of not less than the Minimum Renewal Area (defined below), it shall be deemed that the Tenant requires a further lease of the whole of the Leased Premises; and

6.1.2	at the expiry date of the Term, the Tenant is not in default under this Lease,

the Landlord will grant to the Tenant a lease of the Leased Premises for a further term of three (3) years (“Further Term”), conditional upon and subject to consent of JTC under the Head Lease for the renewal of the lease of the Leased Premises or part thereof (as the case may be) and the provisions of this Clause 6.

6.2	The lease of the Leased Premises for the Further Term must be in respect of the whole of the Leased Premises or such part of the Leased Premises comprising a net lettable area of not less than 20,116 square metres (being an area equal to forty per cent (40%) of the net lettable area of the Leased Premises) (“Minimum Renewal Area”) and shall be at the prevailing market rent and on terms to be agreed upon by the Landlord and Tenant (including revision of rent for subsequent years of the Further Term).

6.3	Subject to Clause 6.9, within a period of three (3) weeks (“Three-Week Period”) of receipt of the Landlord’s proposal for the rent and other terms in respect of the Further Term (“Landlord’s Proposal”), the Tenant must inform the Landlord, in writing, whether the proposed rent and other terms are acceptable.

6.4	If the proposed terms (other than rent) of the Landlord’s Proposal are not acceptable to the Tenant or if the Tenant fails to give a written acceptance to the Landlord within the Three-Week Period of the proposed terms (other than rent), then the Tenant will be treated as if it is no longer interested in a further lease and the Landlord will be free to end all negotiations with the Tenant for the further lease and shall be under no obligations to grant to the Tenant any further lease.

6.5	If the proposed terms (other than rent) of the Landlord’s Proposal are acceptable to the Tenant but proposed rent of the Landlord’s Proposal is not acceptable to the Tenant or if the Tenant fails to give a written acceptance to the Landlord within the Three-Week Period of the proposed rent, then the rent shall be determined in accordance with the following:

6.5.1	The parties shall negotiate in good faith on the prevailing market rent and if they fail to reach an agreement within a period of 14 days (“14-Day Period”) commencing from the day after the Three-Week Period, the Parties must within seven (7) days after the end of the 14-Day Period each appoint one valuer (who will be an Approved Valuer) and procure that such valuer give its respective valuation report of the prevailing market rent as at the last day of the Three-Week Period (“Relevant Date”) within 14 days after its date of appointment. Each Party shall bear the costs of and in connection with the appointment of the valuer appointed by it Provided That if either Party fails to appoint a valuer in accordance with this Clause 6.5.1, the other Party shall be entitled to appoint a second valuer (who shall be an Approved Valuer) and the costs of and in connection with the appointment of such valuer shall be borne by the first-mentioned Party and paid on demand.

6.5.2	If the variance between the two valuations carried out pursuant to Clause 6.5.1 does not exceed 15%, the rent for the Further Term will be the average of these two valuations.

6.5.3

If the variance between the two valuations carried out pursuant to Clause 6.5.1 exceeds 15%, the Parties shall within seven (7) days from the date of the later valuation report jointly appoint a third valuer (who shall be an Approved Valuer) to give its valuation report of the prevailing market rent as at the Relevant Date within 14 days from the date of its appointment Provided That if the Parties are unable to agree on the appointment of the third valuer within the said seven-day period, then the third valuer shall be appointed by the chairman of the Singapore Institute of Surveyors and Valuers. The rent for the Further Term will be the average of the two closest valuations out of the three valuations carried out pursuant to Clause 6.5.1 and this Clause 6.5.3. The fees of the valuer appointed under this Clause 6.5.3 shall be borne equally by the Parties.

6.6	If the Landlord’s Proposal is accepted by the Tenant within the Three-Week Period or the rent for the Further Term is determined in accordance with Clause 6.5 (as the case may be), the Tenant must sign the lease in respect of the Further Term within two (2) weeks of receipt of the lease.

6.7	If after the lease for the Further Term has been signed but before commencement of the Further Term, the Tenant is in default of the provisions of this Lease, the Landlord is entitled to terminate the lease for the Further Term by giving notice to the Tenant (“Notice to Terminate”). In the event that the default is capable of being remedied, the Landlord may in its discretion give notice to the Tenant informing the Tenant of the breach complained of and requiring the Tenant to remedy the breach within a specified time (“Notice to Rectify”). Upon receipt of the Notice to Terminate or the Tenant’s failure to rectify the breach within the specified time stated in the receipt of the Notice to Rectify, the lease for the Further Term will be terminated without affecting the other rights of the Landlord against the Tenant in respect of the default. The Landlord will not be liable for any loss, damage, cost, expense or compensation in connection with the termination.

6.8	The Tenant shall pay for:

6.8.1	all fees payable to JTC in connection with the application for and grant of consent of JTC to the renewal of the lease of the Leased Premises or part thereof (as the case may be); and

6.8.2	stamp duty on the lease (in duplicate) for the Further Term (including any additional stamp duty assessed by the Inland Revenue Authority of Singapore).

6.9	It is agreed that it shall be a term of the lease for the Further Term that if:

6.9.1	the Tenant gives written notice to the Landlord, not later than fourteen (14) months before the expiry date of the Further Term (time being of the essence), that it requires a further lease of the premises which are the subject of the Further Term (“Further Term Leased Premises’”); and

6.9.2	at the expiry date of the Further Term, the Tenant is not in default under the lease for the Further Term,

the Landlord will grant to the Tenant a lease of the Further Term Leased Premises for a further term of two (2) years (“Second Further Term”), conditional upon and subject to consent of JTC under the Head Lease for the renewal of the lease of the Further Term Leased Premises and the following conditions:

6.9.3	the lease of the Further Term Leased Premises for the Second Further Term must be in respect of the whole of the Further Term Leased Premises (and not part of it) and shall be at the prevailing market rent and on terms to be agreed upon by the Landlord and Tenant (including revision of rent for subsequent years of the Second Further Term); and

6.9.4	provisions under Clauses 6.3 to 6.8 shall mutatis mutandis apply to the option to renew in respect of the Second Further Term.

7.	Other Terms

7.1	Re-entry

7.1.1	The Tenant will be in default under this Lease if, during the Term:

(i)	the Tenant fails to pay the Rent or any other sum payable under this Lease within fourteen (14) days after the due date (whether or not formally demanded); or

(ii)	the Tenant fails to comply, perform or observe any other covenants, conditions or provisions under this Lease and (where the breach is capable of remedy) fails to remedy such breach within fourteen (14) days after the Landlord has given to the Tenant notice to do so; or

(iii)	any distress or execution is levied on the Tenant’s property and is not discharged within fourteen (14) days; or

(iv)	an event of insolvency occur(s) in relation to the Tenant.

7.1.2	In any of the above events occurs, the Landlord may re-enter and take possession of the Leased Premises (or any part of it) at any time (even if any previous right of re-entry has been waived) and immediately on such re-entry, this Lease will end.

7.1.3	The exercise by the Landlord of its right of re-entry will not affect any other rights of the Landlord against the Tenant (including the rights in respect of the default under which the re-entry is made).

7.1.4	The Tenant must indemnify the Landlord from and against all claims, demands, actions, proceedings, judgements, damages, losses, costs and expenses (on a full indemnity basis) (including loss of Rent which would have been payable by the Tenant if the Term had been completed and all costs and expenses incurred for reletting or attempted reletting of the Leased Premises), which may be suffered by the Landlord as a result of or in connection with the Landlord exercising its right of re-entry. This indemnity will not affect the other rights of the Landlord against the Tenant.

7.1.5	The phrase “an event of insolvency” includes:

(i)	inability of the Tenant to pay its debts as and when they fall due;

(ii)	presentation of a winding up petition (except for the purpose of amalgamation or reconstruction when solvent) for the winding up of the Tenant;

(iii)	issuance of a notice of meeting of members or shareholders for the passing of a resolution for winding up (except for the purpose of amalgamation or reconstruction when solvent) of the Tenant;

(iv)	presentation of a petition for the judicial management of the Tenant;

(v)	making of a proposal by the Tenant to its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs; and

(vi)	the appointment of a receiver, receiver and manager, provisional liquidator or liquidator in respect of the Tenant or any of its property or assets.

7.2	Government Acquisition

If:

7.2.1	the Property is acquired by any relevant authority; or

7.2.2	a notice, order or gazette notification is issued, made or published in respect of the intended or actual acquisition of the Property by any relevant authority,

the Landlord may terminate this Lease by giving notice to the Tenant. Upon receipt of the notice, this Lease will end without affecting the rights of the Landlord against the Tenant for any previous default by the Tenant arising out of or in connection with this Lease. Insofar as the Landlord is in receipt of any upfront payment of the Rent in respect of any unexpired portion of the Term at the time of the termination of the Lease, the Landlord shall pay to the Tenant without interest a sum equivalent to such portion of the Rent so received by the Landlord which relates to that unexpired portion of the Term and thereafter, the Tenant shall have no further claims or rights whatsoever against the Landlord.

7.3	Removal of property after the end of Lease

7.3.1	If after the Tenant has vacated the Leased Premises after the end of the Term, any property of the Tenant remains on the Leased Premises, the Landlord may as agent of the Tenant, deal with and dispose of the property in any manner which the Landlord thinks is appropriate at the Tenant’s cost and expense.

7.3.2	The Tenant shall indemnify the Landlord and keep the Landlord fully indemnified against all claims, demands, actions, proceedings, judgements, damages, losses, costs and expenses which may be suffered or incurred by the Landlord as a result of or in connection with the Landlord dealing with or disposing of any property belonging to a third party in the mistaken belief (which will be presumed unless the contrary is proved) that such property belonged to the Tenant.

7.4	Notices

7.4.1	A notice given under this Lease must be in writing.

7.4.2	A notice to the Tenant shall be valid if:

(i)	sent by fax to the fax number of the Tenant; or

(ii)	given by hand or sent by registered post to the Property.

7.4.3	A notice to the Landlord is only valid if sent by registered post to the registered office for the time being of the Landlord or any other address notified by the Landlord to the Tenant.

7.4.4	Any notice will be treated as served:

(i)	(for notice by fax or given by hand) immediately on the day upon which it is sent; or

(ii)	(for notice by registered post) 24 hours after posting and in proving it, it will be adequate to show that the envelope containing the notice was addressed, stamped and posted.

7.4.5	All notices by the Tenant to the Landlord shall be copied to:

Ascendas Funds Management (S) Limited

61 Science Park Road

#02-18 The GALEN

Singapore Science Park III

Singapore 117525

Attention: Ms Foo Pei Teng

Facsimile Number: 6775 2813

(or such other address or facsimile number as may be notified to the Tenant from time to time).

7.5	Payments

The Tenant must pay to the Landlord promptly as and when due, without demand, deduction, set-off, or counterclaim, the Rent and all sums due and payable by the Tenant to the Landlord under this Lease. The Tenant must not exercise any right or claim to withhold the Rent or any sum payable under this Lease or any right or claim to legal or equitable set-off.

7.6	Costs and expenses

The Tenant agrees to pay the Landlord (on a full indemnity basis), the Landlord’s legal and other costs and expenses immediately on demand:

7.6.1	in considering a request for any consent or approval by the Landlord (including fees imposed by the Landlord’s consultants for advising the Landlord);

7.6.2	as a result of a default by the Tenant of this Lease; and

7.6.3	in stamping this Lease (in duplicate) (including any additional stamp duty on this Lease or penalties in connection therewith which may be assessed or imposed by the Inland Revenue Authority of Singapore).

7.7	Damage or Destruction

7.7.1	Termination of Lease

(i)	If the Leased Premises is destroyed or damaged and the Landlord, in its absolute discretion, decides that the damage is such as to make its repair impracticable or undesirable, the Landlord may, terminate this Lease, by giving not less than seven (7) days’ notice to the Tenant. Insofar as the Landlord is in receipt of any upfront payment of the Rent in respect of any unexpired portion of the Term at the time of the termination of the Lease, the Landlord shall pay to the Tenant without interest a sum equivalent to such portion of the Rent so received by the Landlord which relates to that unexpired portion of the Term and thereafter, the Tenant shall have no further claims or rights whatsoever against the Landlord.

(ii)	Upon expiry of the notice, this Lease will terminate without affecting the rights of the Parties for any previous defaults by either Party arising out of or in connection with this Lease.

(iii)	Upon such termination, the Tenant must (if still in occupation) vacate and ensure that all permitted occupiers vacate the Property.

7.7.2	Arbitration

Any dispute concerning this Clause 7.7 will be referred to arbitration and determined by a single arbitrator in accordance with the Arbitration Act (Cap. 10).

7.8	No Waiver

7.8.1	The Landlord’s consent or waiver to any default by the Tenant of its obligations in this Lease is only effective if it is in writing. Mere knowledge or consent by conduct (expressed or implied) of the Landlord of such default by the Tenant will not be implied or treated as a waiver.

7.8.2	Such written consent or waiver by the Landlord must not be taken as a consent or waiver to:

(i)	another default by the Tenant of the same obligation; or

(ii)	a default by the Tenant of another obligation in this Lease.

7.8.3	The Landlord will not be treated as waiving its right to proceed against the Tenant in respect of any default by the Tenant of its obligations in this Lease if the Landlord accepts the Rent or any other sum payable by the Tenant in this Lease.

7.9	Representations

7.9.1	The Landlord is not bound by any representations or promises with respect to the Property if they are not stated in this Lease whether written or oral, express or implied by common law, statute or custom.

7.9.2	The Tenant confirms that it has not agreed to or executed this Lease relying on any representation made by the Landlord or on its behalf which is not stated in this Lease.

7.10	Rules of Building

7.10.1	The Landlord or JTC may make and vary the Rules at any time.

7.10.2	The Tenant must comply with the Rules and ensure that its employees, agents, independent contractors and permitted occupiers comply with the Rules.

7.10.3	The Landlord is not liable to the Tenant for violation of the Rules by any person (including other tenants or occupiers of the Building) or the employees, agents, independent contractors, invitees or licensees of such person.

7.10.4	The provisions of this Lease will prevail where there is inconsistency between such provisions and the Rules.

7.11	Holding Over

7.11.1	If:

(i)	the Tenant continues to occupy the Leased Premises or fails to deliver vacant possession of the Leased Premises after the end of this Lease;

(ii)	the Landlord consents to such holding over; and

(iii)	there is no written arrangement between the Landlord and the Tenant, the occupation by the Tenant will be by way of a monthly tenancy.

7.11.2	During such period of holding over:

(i)	the Tenant must pay the Landlord on a monthly basis an amount of S$2,859,334.00 or such amount equal to the prevailing market monthly rent, whichever is the higher;

(ii)	the other provisions of this Lease will continue to apply; and

(iii)	either party may terminate the tenancy by giving one (1) month’s notice to the other party.

7.11.3	Such holding over will not be treated as a renewal of this Lease whether by operation of law or pursuant to the provisions of this Lease.

7.11.4	This Clause 7.11 shall not be construed as the Landlord’s consent to the Tenant holding over after the expiration or determination of this Lease.

7.12	Landlord may Transfer

7.12.1	The Landlord is entitled to transfer (by novation) its rights and obligations in this Lease.

7.12.2	Upon such transfer, the Tenant:

(i)	is treated to have consented to such transfer;

(ii)	must accept any transferee of the Landlord as its new landlord;

(iii)	shall be bound by such transfer as if the transferee were an original party hereto in respect of the rights, benefits and obligations transferred to the transferee and all references to the Landlord in this Lease shall be deemed to include such transferee;

(iv)	must release the Landlord from all its obligations in this Lease, particularly, the Landlord’s obligation to refund the Security Deposit Amount and other sums under this Lease; and

(iv)	must become a party to and sign any agreement or deed with the Landlord and its transferee relating to the said transfer, if required by the Landlord. Such agreement or deed will be prepared by the Landlord at its own cost and expense.

7.12.3	The Landlord shall reimburse the Tenant for the reasonable costs and expenses of the Tenant in reviewing the novation of this Lease.

7.13	Unenforceability and Severance

7.13.1	The illegality, invalidity or unenforceability of any provision in this Lease under the law of any jurisdiction will not affect:

(i)	the legality, validity or enforceability of that provision under the law of any other jurisdiction; or

(ii)	the legality, validity or enforceability of any of the other provisions in this Lease.

7.14	Governing Law and Submission to Jurisdiction

7.14.1	This Lease is governed by Singapore law.

7.14.2	The parties agree to submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

7.15	Contracts (Rights of Third Parties) Act (Cap. 53B)

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or enjoy the benefit of any term of this Lease.

7.16	Limitation of Liability

Notwithstanding any contrary provision in this Lease, it is hereby agreed and acknowledged that the Landlord is entering into this Lease in its capacity as trustee of A-REIT and not in its personal capacity. As such, any liability of or indemnity given or to be given by the Landlord shall be limited to the assets of A-REIT over which the Landlord has recourse and shall not extend to any personal assets of the Landlord or any assets held by the Landlord as trustee for any trust (other than A-REIT).

8.	Subtenancies

8.1	Each of the Landlord and the Tenant acknowledge that the existing Subtenancies (if any) shall operate as sub-leases as between the Tenant and the existing Subtenants on the terms of the relevant existing Subtenancies. The Tenant shall on or before the date of the Lease procure the relevant existing Subtenants (if any) to furnish written acknowledgments in a form satisfactory to the Landlord that such existing Subtenants are sub-tenants of the Tenant (and not the Landlord) and that the Tenant is the party to perform all obligations as landlord under the relevant existing Subtenancies.

8.2	Without prejudice to Clauses 3.21 and 8.1, if the Landlord consents to the assignment, subletting, licensing, parting with or sharing possession or occupation of the Leased Premises (or any part thereof), the Tenant undertakes that:

8.2.1	it will take all reasonable steps necessary to secure the due observance and performance by the Subtenants of their obligations under the Subtenancies (including payment of rent);

8.2.2	it will not enter into any arrangement between any person and itself which may be to the detriment of the Landlord’s rights under this Lease or the Head Lease; and

8.2.3	it will not take or omit to take any action, the taking or omission of which may result in any alteration or impairment of the Landlord’s rights under this Lease or the Head Lease.

8.3	If the Tenant wishes to grant a new Subtenancy or renew an existing Subtenancy which will extend beyond the expiry of the Term, the Tenant shall obtain prior written consent from the Landlord and the Landlord’s consent shall not be unreasonably withheld if:

(i)	the Subtenant shall execute an agreement for lease and lease (which shall be conditional upon the Tenant not entering into with the Landlord a lease for the Further Term of 100% of the entire Leased Premises) with the Landlord upon such terms and conditions as the Landlord shall think fit for the relevant portion of the Leased Premises in respect of the period after the Term; and

(ii)	JTC shall have approved of such a Subtenancy and the Tenant shall have complied with JTC’s terms and conditions for JTC’s approval to such Subtenancy.

8.4	The Tenant will at any time during the Term on request by the Landlord make available to the Landlord the Tenant’s relevant records and documents in the Tenant’s possession or control relating to the Subtenancies.

8.5	The Tenant shall indemnify and keep the Landlord indemnified against all claims, demands, actions, proceedings, judgements, damages, losses, costs and expenses of any nature which the Landlord may suffer or incur as a result of or in connection with any Subtenancies.